Exhibit 2.1

AGREEMENT AND PLAN of merger
AND SHARE ACQUISITION

BY AND AMONG

Tiger Resort Asia Ltd.,

okada manila International, Inc.,

PROJECT TIGER Merger Sub, INC.

Tiger Resort, Leisure and Entertainment, Inc.,

AND

26 Capital Acquisition corp.

DATED AS OF OCTOBER 15, 2021

TABLE OF CONTENTS

ARTICLE 1 CERTAIN DEFINITIONS		1
1.1	Certain Definitions	1
1.2	Interpretation	12

ARTICLE 2 Reorganization; Merger		13
2.1	The Reorganization	13
2.2	The Merger	14
2.3	Effects of the Merger	14
2.4	Organizational Documents; Directors; Officers	14
2.5	Effect on the Securities	14
2.6	Dissenters Rights	15

ARTICLE 3 Closing Transactions		16
3.1	Closing	16
3.2	Effective Time	16
3.3	Deliveries at the Closing	16
3.4	Exchange Procedures	17
3.5	Parent ADSs Held by TRA	19
3.6	Fractional ADSs	19
3.7	Equitable Adjustments	19
3.8	Withholding Tax	19
3.9	Tax Treatment	20

ARTICLE 4 Representations and Warranties of the UEC Parties		20
4.1	Organization	20
4.2	Authority	21
4.3	Capitalization	21
4.4	Company Subsidiaries	22
4.5	No Conflicts; Consents and Approvals	23
4.6	Financial Statements	23
4.7	Absence of Undisclosed Liabilities	24
4.8	Assets; Real Property	24
4.9	Contracts	24
4.10	Vendors	26
4.11	Labor	26
4.12	Employee Benefit Plans and Related Matters	26
4.13	Intellectual Property	27
4.14	Permits; Compliance with Law	28
4.15	Litigation	29
4.16	Taxes	29
4.17	Absence of Changes	31
4.18	Insurance	31
4.19	Environmental Matters	31
4.20	Brokers	31
4.21	Transactions with Affiliates	31

i

4.22	Indebtedness	32
4.23	Solvency	32
4.24	No Prior Operations of Parent or Merger Sub	32
4.25	Parent Common Shares and Parent ADS	32
4.26	Disclosure Documents	32
4.27	No Other Representations and Warranties	33

ARTICLE 5 Representations and Warranties of SPAC		33
5.1	Organization	33
5.2	Authority	33
5.3	No Conflicts; Consents and Approvals	34
5.4	Capitalization	34
5.5	SPAC SEC Filings	35
5.6	Financial Statements	35
5.7	Absence of Undisclosed Liabilities	36
5.8	Permits; Compliance with Law	36
5.9	Litigation	37
5.10	Absence of Changes	37
5.11	Brokers	37
5.12	Transactions with Affiliates	37
5.13	Trust Agreement	37
5.14	Business Activities	38
5.15	Listing	38
5.16	Taxes	38
5.17	Disclosure Documents	40
5.18	No Other Representations and Warranties	40

ARTICLE 6 Covenants		40
6.1	Conduct of Business of the UEC Parties	40
6.2	Conduct of Business of SPAC	42
6.3	Access to Information	43
6.4	Efforts to Consummate	43
6.5	Public Announcements	44
6.6	No Claim Against the Trust Account	44
6.7	Indemnification; Directors’ and Officers’ Insurance	45
6.8	Exclusive Dealing	46
6.9	Transfer Taxes	46
6.10	No UEC Party Stockholder Approval	46
6.11	Takeover Statutes	46
6.12	Stock Exchange Listing	46
6.13	Preparation of Certain Filings; SEC Matters	47
6.14	Special Meeting	49
6.15	Incentive Equity; Management Transaction Pool	49
6.16	PIPE Subscriptions	50
6.17	Parent Organizational Documents	50
6.18	Okada Manila Lease	50
6.19	Subscription Dividend	50

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6.20	Board Issues	51
6.21	PFIC	51

ARTICLE 7 Conditions to Consummation of the Transactions		51
7.1	Conditions to the Obligations of the Parties	51
7.2	Other Conditions to the Obligations of SPAC	52
7.3	Other Conditions to the Obligations of the UEC Parties	52
7.4	Frustration of Closing Conditions	53

ARTICLE 8 Termination		53
8.1	Termination	53
8.2	Effect of Termination	54

ARTICLE 9 Miscellaneous		55
9.1	Entire Agreement; Assignment; Amendment	55
9.2	Notices	55
9.3	Governing Law	56
9.4	Fees and Expenses	56
9.5	Construction	56
9.6	Exhibits and Schedules	57
9.7	Parties in Interest	57
9.8	Extension; Waiver	57
9.9	Severability	57
9.10	Counterparts; Facsimile Signatures	58
9.11	Non-Survival of Representations, Warranties and Covenants	58
9.12	WAIVER OF JURY TRIAL	58
9.13	Jurisdiction and Venue	58
9.14	Remedies	59
9.15	Non-Recourse	59

EXHIBITS

A	Reorganization Step Plan
B	Form of Subscription Agreement
C	Form of Registration Rights Agreement
D	Form of Certificate of Merger
E	Form of Parent Organizational Documents

iii

AGREEMENT AND PLAN of merger AND SHARE ACQUISITION

This AGREEMENT AND PLAN OF MERGER AND SHARE ACQUISITION (this “Agreement”), dated as of October 15, 2021, is made by and among Tiger Resort Asia Ltd., a Hong Kong private limited company (“TRA”), Tiger Resort, Leisure and Entertainment, Inc., a Philippine corporation and a subsidiary of TRA (the “Company”), Okada Manila International, Inc., a Philippine corporation which is currently a subsidiary of the Company (“Parent”), Project Tiger Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and 26 Capital Acquisition Corp., a Delaware corporation (“SPAC”). Each of TRA, the Company, Parent, Merger Sub, and SPAC are referred to individually to as a “Party” and collectively as the “Parties”.

Recitals

A. WHEREAS, prior to the Effective Time (as defined below), TRA will effect a reorganization of parts of its business (the “Reorganization”) in accordance with the steps set forth in Exhibit A (as may be amended in accordance with this Agreement, the “Reorganization Step Plan”);

B. WHEREAS, SPAC is a blank check company formed for purposes of effecting a merger or other Business Combination (as defined below) with one or more operating businesses;

C. WHEREAS, the SPAC, acting as agent, wishes to, on behalf of and for the account of its shareholders, invest in Parent, through facilitating the acquisition by its shareholders of shares of Parent, and in furtherance thereof, following the SPAC Shareholder Redemption but prior to Closing, Parent and SPAC will enter into a subscription agreement substantially in the form set forth on Exhibit B (the “Subscription Agreement”), pursuant to which SPAC shall, on behalf of its shareholders, subscribe for Parent ADSs representing Parent Common Shares, at par value, with the cash payment therefore being deemed made by and on behalf of the applicable holders of SPAC Shares (the “Subscription”) at the Effective Time; and

D. WHEREAS, to fund the cash payment on behalf of SPAC’s shareholders under the Subscription Agreement, prior to Closing, SPAC will declare and pay a cash dividend on the SPAC Shares in the amount of 0.05 PHP per SPAC Share (the “Subscription Dividend”), which amount will either be paid and applied by SPAC as subscription payment to Parent in accordance with the Subscription Agreement or paid to SPAC’s shareholders (such payments, the “Use of Proceeds”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

1.1	Certain Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below:

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“ADS Depositary” has the meaning set forth in Section 3.4(a).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Subscription Funding Process” has the meaning set forth in Section 6.19.

“Alternative Transaction” has the meaning set forth in Section 6.8.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Authority or representative of a Governmental Authority or commercial entity to obtain a business advantage.

“Anti-Money Laundering Laws” means any applicable Laws relating to fraud or money laundering.

“Antitrust Laws” means all Philippine and U.S. federal, state and other foreign, if any are applicable, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Company Financial Statements” has the meaning set forth in Section 4.6.

“Available Cash” means the amount of funds (i) raised by SPAC after the date hereof (net of expenses) plus (ii) contained in the Trust Account as of immediately prior to the Closing, net of all payments required to be made in connection with the SPAC Shareholder Redemption.

“BSP” means Bangko Sentral ng Pilipinas (the Philippine Central Bank) or its legal successor.

“Business Combination” has the meaning set forth in SPAC’s Organizational Documents.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City, Tokyo and Manila are open for the general transaction of business.

“CDL” has the meaning set forth in ARTICLE 4.

“Certificate of Merger” has the meaning set forth in Section 3.2.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Software” means Software that is generally available to the public and that has been licensed pursuant to standard end-user licenses.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of a Group Company or any beneficiary or dependent thereof that is sponsored or maintained by a Group Company or to which a Group Company contributes or is obligated to contribute, whether or not written, including without limitation any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

“Company Common Shares” has the meaning set forth in Section 4.3(a).

“Company Equity Value” means $2,500,350,350.00.

“Company Financial Statements” has the meaning set forth in Section 4.6.

“Company’s Knowledge” means, as it relates to the Company or any other Group Company, as of the applicable date, the actual knowledge, after reasonable due inquiry of their direct reports, of Byron Yip and Hans Van Der Sande.

“Company Preferred Shares” has the meaning set forth in Section 4.3(a).

“Company Shares” has the meaning set forth in Section 4.3(a).

“Company Subsidiary” means a Subsidiary of the Company.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

“Covenant End Date” has the meaning set forth in Section 6.1.

“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety, cleaning, vaccination requirement or any other Law, Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

“Deferred Underwriting Fees” means the amount of deferred underwriting or placement fees and expenses incurred in connection with SPAC’s initial public offering which will become payable upon consummation of a Business Combination.

“Deposit Agreement” means the Deposit Agreement to be entered into by and among Parent, the ADS Depositary and all holders and beneficial owners of Parents ADSs.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 2.6.

“Effective Time” has the meaning set forth in Section 3.2.

“Enforceability Exceptions” has the meaning set forth in Section 4.2.

“Environmental Laws” means all applicable Laws concerning pollution or protection of the environment or human health and safety (as related to exposure to hazardous substances), including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, control, or cleanup of any hazardous materials.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.4(b).

“Exchange Fund” has the meaning set forth in Section 3.4(b).

“Exchange Ratio” has the meaning set forth in Section 2.5(d).

“Excluded Shares” has the meaning set forth in Section 2.5(b).

“Form F-4” means the registration statement on Form F-4 of Parent with respect to the Parent ADSs and the Parent Common Shares represented thereby to be issued in connection with the Transactions.

“Form F-6” means the registration statement on Form F-6 of the ADS Depositary with respect to the Parent ADSs to be issued in connection with the Transactions.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any domestic or foreign national (including with respect to the Philippines or the United States of America), federal, state, provincial or local governmental, regulatory, supervisory or administrative authority or entity or body, or any subdivision thereof, including any agency, division, instrumentality or commission or any judicial or arbitral body.

“Group Company Material Adverse Effect” means any event, effect, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to (a) have a material adverse effect upon the financial condition, business or results of operations of the Group Companies, taken as a whole, or (b) prevent or materially impair the ability of the Group Companies to consummate the Transactions; provided that none of the following (or the results thereof) shall constitute or be taken into account, either alone or in combination in determining whether a Group Company Material Adverse Effect has occurred: (i) any change in interest rates or any conditions generally affecting the United States, the Philippines or global economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States, the Philippines or elsewhere in the world; (ii) any change generally affecting the industries in which the Group Companies operate; (iii) any local, national or international political or social conditions, including the threatening or engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, civil unrest, riots, civil disobedience, sabotage, domestic instability or outbreak or escalation of hostilities, or any epidemic, pandemic, outbreak of disease or illness or public health event (including COVID-19 and any COVID-19 Measures), or any facilities closures or other operational disruptions that occur as a result thereof; (iv) changes or prospective changes in IFRS, PFRS or other applicable accounting or regulatory standards or principles, or in the enforcement, implementation or authoritative interpretations thereof; (v) changes or prospective changes in any applicable Law or any COVID-19 Measures, or in each case any binding interpretation thereof; (vi) any earthquake, hurricane, tornado, flood, tsunami, volcanic eruption, typhoon, lightning, hail storm, blizzard, drought, flood, cyclone, arctic frost, mudslide, wildfire or other natural disaster, act of god or force majeure event; (vii) the execution, announcement, pendency, performance or consummation of this Agreement and the Transactions (including by reason of the identity of SPAC), and the impact on or any loss of employees, customers, suppliers, landlords, partners or collaborators, relationships with Governmental Authorities or other business relationships resulting from any of the foregoing; (viii) the compliance with the express terms of this Agreement or the taking of (or failure to take) any action required (or restricted) by this Agreement or taken with the prior written consent of SPAC (or failure to take any action which SPAC withheld consent to), including the impact thereof (provided that the exceptions in this clause (viii) shall not be deemed to apply to Section 3.4 or, to the extent related thereto, Section 6.2(a)); or (ix) any failure by any Group Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the underlying causes of such failure may be considered in determining whether a Group Company Material Adverse Effect has occurred to the extent not otherwise excluded from being taken into account pursuant to this definition); and provided, further, that the events set forth in the foregoing clauses (i), (ii), (iii), (iv) and (v) may be taken into account in determining whether there has been a Group Company Material Adverse Effect to the extent that such events have a disproportionate adverse effect on the Group Companies, taken as a whole, or their business relative to other participants in the industry in which the Group Companies operate, but only to the extent of the incremental disproportionate effect on the Group Companies, taken as a whole, relative to similarly situated companies in the industry in which the Group Companies conduct their respective operations.

“Group Companies” means, collectively, Parent, Merger Sub, the Company and each of its Subsidiaries.

“IFRS” means the International Financial Reporting Standards.

“Incentive Equity Plan” has the meaning set forth in Section 6.15(a).

“Indebtedness” means, with respect to any Person as of any time, without duplication: (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money; (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person; (c) obligations of such Person for the deferred purchase price of property or equipment (other than trade payables incurred in the ordinary course of business); (d) all obligations as lessee that are required to be capitalized in accordance with PFRS, IFRS or GAAP, as applicable to such Person and based on such Person’s historical practice; (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against; (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person; (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any indebtedness of such Person; and (h) all obligations of the type referred to in clauses (a)—(g) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include (i) any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary (subject to shares held by directors) of such Person or between any two or more wholly owned Subsidiaries (subject to shares held by directors) of such Person, (ii) any obligations under any ground leases for real property or (iii) or any guarantees of the Indebtedness of non-UEC Parties entered into by any UEC Parties that will terminate prior to or at Closing.

“Information Privacy and Security Requirements” means all of the following relating to the Processing of Personal Information or otherwise relating to privacy, data protection, cyber security, breach notification or data localization: (a) all applicable Laws, including, for clarity, any rules or regulations promulgated thereunder; (b) contractual obligations of the Group Companies, including with respect to the Payment Card Industry Data Security Standard, if applicable; and (c) all posted policies, notices, and other outside disclosures of the Group Companies.

“Intellectual Property Rights” means all intellectual property or proprietary rights, including all: (a) patents, inventions, utility, models and industrial design registrations, and all applications for the foregoing (including any divisionals, continuations, continuations-in-part, provisionals, renewals, reissues, or re-examinations thereof); (b) trademarks, service marks, trade names, slogans, logos, trade dress, Internet domain names, social media accounts, web sites and similar designations of source or origin, including all registrations or applications for registration of the foregoing, together with all goodwill associated with the foregoing; (c) copyrights, copyrightable works and other works of authorship, including registered copyrights and applications therefor, and moral rights; (d) Software; and (e) trade secrets and other confidential or proprietary information, including know-how, processes, methods, techniques, business and marketing plans, and customer and supplier lists.

“IP Agreements” has the meaning set forth in Section 4.13(c).

“Law” means federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction judgment decree, ruling or other similar requirement with binding legal effect enacted, adopted, promulgated or applied by a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.8(b).

“Leases” has the meaning set forth in Section 4.8(b).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or any other burden, option or encumbrance of any kind. For the avoidance of doubt, the term “Lien” shall not be deemed to include any non-exclusive license of Intellectual Property Rights.

“Listing Application” has the meaning set forth in Section 6.12(b).

“Lookback Date” means the date that is three years prior to the date hereof; provided that it will mean the date that is four years prior to the date hereof for purposes of Section 4.13.

“LOT/Subscription Confirmation” has the meaning set forth in Section 3.4(c).

“Material Contracts” has the meaning set forth in Section 4.9(a).

“Merger” has the meaning set forth in Section 2.2.

“Merger Sub” has the meaning set forth in the preamble to this Agreement

“Most Recent Company Financial Statements” has the meaning set forth in Section 4.6.

“Nasdaq” means the Nasdaq Global Select Market, or such other tier of Nasdaq as the Parties may agree (such consent not to be unreasonably withheld, conditioned or delayed).

“NCM” has the meaning set forth in Section 5.15.

“Non-Party Affiliates” has the meaning set forth in Section 9.15.

“Okada Manila Lease” means that certain contract of lease dated as of February 8, 2012 by and between Eagle I Landholdings, Inc. and the Company, regarding the ground lease of the property known as Manila Bay Resort (also known as the Okada Manila Resort & Casino), as the same has been and may in the future be amended from time to time.

“Opt Out Election” has the meaning set forth in Section 3.4(c).

“Order” means any settlement agreements or similar written agreements with any Governmental Authority and any and orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority.

“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Organizational Documents” of a corporation are its certificate of incorporation and by-laws, the “Organizational Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Organizational Documents” of a limited liability company are its operating agreement and certificate of formation.

“Owned Intellectual Property” has the meaning set forth in Section 4.13(a).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent ADS” means an American depositary share or receipt of Parent representing one Parent Common Share.

“Parent Common Shares” has the meaning set forth in Section 4.3(c).

“Parent Contribution” has the meaning set forth in Section 6.19.

“Parent Preferred Shares” has the meaning set forth in Section 4.3(c).

“Parent Securities” has the meaning set forth in Section 4.3(d).

“Parent Shares” has the meaning set forth in Section 4.3(c).

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Permits” means all permits, licenses, Consents, privileges, authorizations, registrations, filings, concessions, grants, franchises, certificates, exemptions, variances, waivers and other approvals issued or required by any Governmental Authority.

“Permitted Liens” means: (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising in the ordinary course of business that are not material in amount or nature or are for amounts that are not yet delinquent or are being contested in good faith; (b) Liens for current Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with PFRS; (c) defects or imperfections of title, encumbrances and restrictions on real property (including easements, covenants, rights of way, encroachments, conditions, matters that would be apparent from a survey of record, and similar restrictions of record) that do not materially interfere with the Group Companies’ present use or occupancy of such real property; (d) Liens securing the Indebtedness of the Group Companies; (e) zoning, building codes, entitlement and other land use and Laws (including Environmental Laws) regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the business of the Group Companies; (f) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable; and (g) other Liens incurred in connection with workers’ compensation, unemployment insurance or other types of social security and (h) other Liens that do not materially interfere with the Group Companies’ present uses or occupancy of the applicable assets of the Group Companies.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Information” means any information that identifies or could be used to identify or otherwise relating to an individual or household.

“PFIC” has the meaning set forth in Section 4.16(d).

“PFRS” has the meaning set forth in Section 4.6.

“PHP” means Philippine Pesos.

“PIPE Financing” has the meaning set forth in Section 6.16.

“PIPE Investors” has the meaning set forth in Section 6.16.

“Process” or “Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection, disposal or disclosure or other activity regarding or other operations (or set of operations) performed on data or sets of data (whether electronically or in any other form or medium).

“Redeemed Shares” has the meaning set forth in Section 2.5(c).

“Registration Rights Agreement” means an agreement substantially in the form attached as Exhibit C.

“Reorganization” has the meaning set forth in the recitals to this Agreement.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, public relations advisors and consultants of such Person

“Required Parent Financial Statements” has the meaning set forth in Section 6.13(e).

“Required SPAC Shareholder Approval” has the meaning set forth in Section 5.2.

“Required SPAC Shareholder Proposal” has the meaning set forth in Section 6.13(a).

“Restricted Person” means any Person that is: (a) listed on, or owned or controlled, directly or indirectly, by a Person listed on, a Sanctions List; (b) a government of a Sanctioned Country; (c) an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country; or (d) resident or located in, operating from, or organized under the Laws of, a Sanctioned Country.

“Sanctioned Country” means any country or other territory that is, or whose government is, the subject of comprehensive Sanctions generally prohibiting dealings with such country or territory, which, as of the date hereof, consists of Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine.

“Sanctions” means economic or financial sanctions or trade embargoes administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the United States or any other Governmental Authority with jurisdiction over any member of the Group Company and the respective governmental institutions of any of the foregoing, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, the U.S. Department of State and any other agency of the U.S. government.

“Sanctions List” means any of the lists of specifically designated nationals or designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time.

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.

“SDL” has the meaning set forth in Article 5.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Software” means all (a) computer programs, including software implementations of algorithms, models and methodologies, whether in source code or object code, (b) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (c) related documentation.

“Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person (or group of Persons on a combined basis) on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person (or group of Persons on a combined basis) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged and (c) such Person (or group of Persons on a combined basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature, immediately following Closing.

“SPAC” has the meaning set forth in the preamble to this Agreement.

“SPAC Balance Sheet Date” has the meaning set forth in Section 5.7.

“SPAC Board Recommendation” means the recommendation by SPAC’s Board of Directors that the SPAC’s shareholders approve and adopt this Agreement and approve the Required SPAC Shareholder Proposal and the other SPAC Shareholder Matters.

“SPAC Class A Common Shares” has the meaning set forth in Section 5.4(a).

“SPAC Class B Common Shares” has the meaning set forth in Section 5.4(a).

“SPAC’s Knowledge” means, as it relates to SPAC, as of the applicable date, the actual knowledge, after reasonable due inquiry of their direct reports, of Jason Ader and John Lewis.

“SPAC Material Adverse Effect” means any event, effect, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to (a) have a material adverse effect upon the financial condition, business, or results of operations of SPAC, or (b) prevent or materially impair the ability of SPAC to consummate the Transactions; provided that none of the following (or the results thereof) shall constitute or be taken into account, either alone or in combination in determining whether a SPAC Material Adverse Effect has occurred: (i) any change in interest rates or any conditions generally affecting the United States, the Philippines or global economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States, the Philippines or elsewhere in the world; (ii) any change generally affecting the industries in which SPAC operates; (iii) any local, national or international political or social conditions, including the threatening or engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, civil unrest, riots, civil disobedience, sabotage, domestic instability or outbreak or escalation of hostilities, or any epidemic, pandemic, outbreak of disease or illness or public health event (including COVID-19 and any COVID-19 Measures), or any facilities closures or other operational disruptions that occur as a result thereof; (iv) changes or prospective changes in GAAP or other applicable accounting or regulatory standards or principles, or in the enforcement, implementation or authoritative interpretations thereof; (v) changes or prospective changes in any applicable Law or any COVID-19 Measures, or in each case any binding interpretation thereof; (vi) any earthquake, hurricane, tornado, flood, tsunami, volcanic eruption, typhoon, lightning, hail storm, blizzard, drought, flood, cyclone, arctic frost, mudslide, wildfire or other natural disaster, act of god or force majeure event; (vii) the execution, announcement, pendency, performance or consummation of this Agreement and the Transactions (including by reason of the identity of the Group Companies), and the impact on or any loss of employees, customers, suppliers, landlords, partners or collaborators, relationships with Governmental Authorities or other business relationships resulting from any of the foregoing; (viii) the compliance with the express terms of this Agreement or the taking of (or failure to take) any action required (or restricted) by this Agreement or taken with the prior written consent of the UEC Parties (or failure to take any action which the UEC Parties withheld consent to), including the impact thereof; or (ix) any failure by SPAC to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the underlying causes of such failure may be considered in determining whether a SPAC Material Adverse Effect has occurred to the extent not otherwise excluded from being taken into account pursuant to this definition); and provided, further, that the events set forth in the foregoing clauses (i), (ii), (iii), (iv) and (v) may be taken into account in determining whether there has been a SPAC Material Adverse Effect to the extent that such events have a disproportionate adverse effect on SPAC or its business relative to other participants in the industry in which SPAC operates, but only to the extent of the incremental disproportionate effect on SPAC relative to similarly situated companies in the industry in which SPAC conducts its operations.

“SPAC Merger Consideration” has the meaning set forth in Section 2.5(d).

“SPAC SEC Documents” has the meaning set forth in Section 5.5.

“SPAC Shareholder Matters” has the meaning set forth in Section 6.13(a).

“SPAC Shareholder Redemption” has the meaning set forth in Section 6.13(a).

“SPAC Shares” has the meaning set forth in Section 5.4(a).

“SPAC Warrants” has the meaning set forth in Section 5.4(a).

“Special Meeting” means a meeting of the holders of SPAC Shares to be held for the purposes of approving the SPAC Shareholder Matters.

“Sponsor” means 26 Capital Holdings LLC.

“Sponsor Director” has the meaning set forth in Section 6.7(b).

“Subscription” has the meaning set forth in the recitals.

“Subscription Agreement” has the meaning set forth in the recitals.

“Subscription Dividend” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Entity” has the meaning set forth in Section 2.2.

“Tax” means any U.S. federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Codes as it existed prior to its repeal or any similar provision of Law), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, including any interest, penalties, fines or additions to tax in respect of the foregoing (whether disputed or not).

“Tax Return” means any U.S. federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return in respect of Taxes required to be filed with any Governmental Authority (including any related work papers), including any amendment to any of the foregoing.

“Termination Date” has the meaning set forth in Section 8.1(d).

“TRA” has the meaning set forth in the preamble to this Agreement.

“Transactions” means the transactions contemplated by this Agreement, including the Reorganization, the Merger, the Subscription, the Subscription Dividend.

“Transaction Documents” means, collectively, each agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby, including this Agreement, the documents necessary to implement the Reorganization, the Subscription Agreement and the Registration Rights Agreement.

“Transaction Expenses” means, without duplication, the aggregate amount of all out-of-pocket fees and expenses (whether or not yet invoiced), actually incurred by, or on behalf of, or to be paid by, a Party in connection with the or otherwise relating to the negotiation, preparation or execution hereof or any documents or agreements contemplated hereby or the performance or consummation of the Transactions and, if applicable, the PIPE Financing, in each case, by, or on behalf of, or to be paid by such Party as of the Closing, including: (a) any and all filing fees payable by a Party to any Governmental Authorities whose approval is required for the Transactions; (b) and the reasonable fees and expenses of any Representatives engaged by, or on behalf of such Party in connection with the Transactions and, if applicable, the PIPE Financing; and (c) with respect to SPAC, the payment of Deferred Underwriting Fees and the repayment of any Working Capital Loans (excluding any Working Capital Loans that, by their terms, are cancelled in connection with the Closing).

“Trust Account” has the meaning set forth in Section 5.13(a).

“Trust Agreement” has the meaning set forth in Section 5.13(a).

“Trustee” has the meaning set forth in Section 5.13(a).

“UEC Parties” means TRA, Parent, Merger Sub and the Company.

“Use of Proceeds” has the meaning set forth in the recitals.

“Willful Breach” means, with respect to any covenant of a Party, an action or omission by such Party in material breach of such covenant that the breaching party intentionally takes (or intentionally fails to take) with actual knowledge that such action or omission would cause such material breach of such covenant.

“Working Capital Loans” means any loan made to SPAC by Sponsor or any other Person to fund its ordinary course operations (including in connection with the Transactions and, if applicable, the PIPE Financing).

1.2	Interpretation.

(a) Unless the context of this Agreement otherwise requires:

(i)	words of any gender or no gender include both genders;

(ii)	words importing the singular shall also include the plural, and vice versa;

(iii)	the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement;

(iv)	words importing the singular shall also include the plural, and vice versa;

(v)	the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(vi)	all references to articles, sections, exhibits or schedules are to Articles, Sections, Exhibits and Schedules of this Agreement;

(vii)	the phrase “to the extent” means the degree to which a thing extends (rather than if);

(viii)	the word “or” is disjunctive but not necessarily exclusive;

(ix)	the words “dollar” or “$” shall mean U.S. dollars;

(x)	the word “day” means a calendar day unless Business Day is expressly specified;

(xi)	all accounting terms used herein and not defined expressly defined shall have the meanings ascribed to them in PFRS, IFRS or GAAP, as applicable;

(xii)	references to any Person include the successors and permitted assigns of that Person;

(xiii)	references to from or through any date mean, unless otherwise specified, from and including or through and including, respectively;

(xiv)	references to (i) any statute shall include all regulations promulgated thereunder and (ii) any statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation;

(xv)	references to any contract or agreement shall include all amendments thereto; and

(xvi)	references to any time and date shall mean the time and date in Manila, unless otherwise specified.

(b) If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

(c) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 11:59 p.m. (Manila time) two Business Days prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished, either by use of a the virtual “data room” set up by the other Party in connection with the Transactions or by delivery to such Party or its legal counsel via electronic mail.

ARTICLE 2
Reorganization; Merger

2.1	The Reorganization.

On or prior to the Closing Date and prior to the Effective Time, TRA shall cause the Reorganization to occur substantially in accordance with the Reorganization Step Plan, including executing and filing all necessary and appropriate documents, in form and substance reasonably acceptable to SPAC, with the appropriate Governmental Authorities. TRA and its Representatives shall give SPAC and its Representatives a reasonable opportunity to review any documents associated with the Reorganization and shall consider, in good faith, any comments thereto. Any amendments to the Reorganization Step Plan shall only be made by the mutual agreement of the Parties (not to be unreasonably withheld, conditioned or delayed).

2.2	The Merger.

On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into SPAC (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and SPAC shall continue as the surviving entity of the Merger (the “Surviving Entity”) and shall become a wholly owned Subsidiary of Parent. The Merger shall have the effects specified in the DGCL.

2.3	Effects of the Merger.

The Merger shall have the effects set forth in Section 251 of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of SPAC and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

2.4	Organizational Documents; Directors; Officers.

(a) Organizational Documents. At the Effective Time, by virtue of the Merger, the certificate of incorporation and bylaws of the Surviving Entity will be amended to be identical to the certificate of incorporation and bylaws of Merger Sub (except the name of such entity shall continue to be the name of the SPAC and the registered agent and registered office in Delaware of such entity shall continue to be the registered agent and registered office of the SPAC) until thereafter supplemented or amended in accordance with their terms and the DGCL.

(b) Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Entity, each to hold office in accordance with the Surviving Entity’s Organizational Documents until such director’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(c) Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with the Surviving Entity’s Organizational Documents until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

2.5	Effect on the Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of any Party, the holder of any SPAC Shares or SPAC Warrants or any other Person, the following shall occur:

(a) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Entity.

(b) Cancellation of Certain SPAC Shares. All SPAC Shares that are owned by SPAC, Merger Sub or any Subsidiary of SPAC immediately prior to the Effective Time (the “Excluded Shares”) shall automatically be cancelled and no consideration shall be delivered or deliverable in exchange therefor.

(c) Treatment of Redeemed Shares. Each SPAC Share for which a valid SPAC Shareholder Redemption has been made and that is issued and outstanding immediately prior to the Effective Time (the “Redeemed Shares”) shall automatically be cancelled and shall solely receive the payment to which such SPAC Share is entitled pursuant to the terms of the SPAC Shareholder Redemption and, for clarity, the Redeemed Shares shall not be entitled to receive the Subscription Dividend or otherwise participate in the Alternative Subscription Funding Process.

(d) Conversion of SPAC Shares. Each SPAC Share issued and outstanding immediately prior to the Effective Time (except for Excluded Shares, Redeemed Shares and Dissenting Shares) shall be converted into and shall for all purposes represent only the right to subscribe for and purchase, pursuant to the Subscription Agreement and the LOT/Subscription Confirmation, one validly issued, fully paid and non-assessable Parent ADS (the “Exchange Ratio”) upon exercise of such subscription right (such right to subscribe for Parent ADS, the “SPAC Merger Consideration”). As of the Effective Time, the SPAC Shares shall cease to be outstanding and shall cease to exist and each holder of any SPAC Shares shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.5, the SPAC Merger Consideration.

(e) Treatment of SPAC Warrants. At the Effective Time, each SPAC Warrant that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become a warrant to purchase Parent ADSs, and Parent shall assume each such SPAC Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to SPAC Shares under SPAC Warrants assumed by Parent shall thereupon be converted into rights with respect to Parent ADSs. Accordingly, from and after the Effective Time: (i) each SPAC Warrant assumed by Parent may be exercised solely for Parent ADSs; (ii) the number of Parent ADSs subject to each SPAC Warrant assumed by Parent shall be determined by multiplying (A) the number of SPAC Shares that were subject to such SPAC Warrant, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of Parent ADSs; (iii) the per share exercise price for the Parent ADSs issuable upon exercise of each SPAC Warrant assumed by Parent shall be determined by dividing (A) the per share exercise price of SPAC Shares subject to such SPAC Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any SPAC Warrant assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such SPAC Warrant shall otherwise remain unchanged; provided that, to the extent provided under the terms of a SPAC Warrant, such SPAC Warrant assumed by Parent in accordance with this Section 2.5(e) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Shares and/or Parent ADSs subsequent to the Effective Time.

2.6	Dissenters Rights.

 Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, SPAC Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders of the SPAC who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such SPAC Shares in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights (the “Dissenting Shares”), shall not be converted into, and such stockholders shall have no right to receive, the applicable SPAC Merger Consideration in respect of each SPAC Share unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of SPAC who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such SPAC Shares under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable SPAC Merger Consideration in respect of each SPAC Share, without any interest thereon, upon surrender, if applicable, and the Surviving Entity shall remain liable for payment of the SPAC Merger Consideration for such SPAC Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL, the right to receive the cash amount of the Subscription Dividend, and as provided in the previous sentence.

ARTICLE 3
Closing Transactions

3.1	Closing.

The closing of the Transactions (the “Closing”), shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the second Business Day following the satisfaction) or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 7 (other than those conditions which are to be satisfied by the delivery of documents or the taking of any other action at the Closing by any Party, but subject to the satisfaction or waiver of such conditions at the Closing), or (b) at such other place, time or date as the Parties may mutually agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

3.2	Effective Time.

Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Parties shall cause the certificate of merger, in substantially the form attached hereto as Exhibit D (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

3.3	Deliveries at the Closing.

(a) Deliveries by Parent. At the Closing, Parent shall deliver or cause to be delivered:

(i)	to SPAC, the closing certificates required to be delivered by or on behalf of Parent pursuant to Section 7.3(c);

(ii)	to SPAC, a counterpart for each Transaction Document to which Parent is a party, including the Subscription Agreement;

(iii)	to SPAC, an affidavit dated as of the Closing Date, in the form and substance required under Treasury Regulation Section 1.897-2(h), stating that none of the Group Companies is nor has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and

(iv)	to the ADS Depositary, such number of Parent Common Shares as are sufficient to enable the Parent or ADS Depositary to deposit with the Exchange Agent Parent ADSs in an amount sufficient to satisfy the Subscriptions under the Subscription Agreement assuming all holders of SPAC Shares entitled to receive the SPAC Merger Consideration under Section 2.5(c) exercise their right to subscribe for Parent ADSs pursuant to the Subscription Agreement.

(b) Deliveries by SPAC. At the Closing, SPAC shall deliver or cause to be delivered:

(i)	to Parent, the closing certificates required to be delivered by or on behalf of SPAC pursuant to Section 7.2(d);

(ii)	to Parent, a counterpart for each Transaction Document to which SPAC is a party, including the Subscription Agreement; and

(iii)	to Parent (immediately after the Closing), the aggregate purchase price under the Subscription Agreement.

(c) Transaction Expenses. On the Closing Date, concurrently with the Effective Time, Parent and the Surviving Entity shall pay or cause to be paid by wire transfer of immediately available funds all Transaction Expenses incurred by SPAC or by the Group Companies. For purposes of clarity, the payment of Transaction Expenses shall not include any Working Capital Loan that is canceled in accordance with its terms in connection with the Closing.

3.4	Exchange Procedures.

(a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to SPAC to act as the depositary for the Parent ADSs (the “ADS Depositary”) and shall enter into a customary deposit agreement, in form and substance reasonably acceptable to SPAC, with the ADS Depositary for purposes of holding the Parent Common Shares underlying the Parent ADS.

(b) Prior to the Effective Time, Parent shall appoint an exchange agent that is reasonably satisfactory to SPAC (the “Exchange Agent”) and enter into an exchange agent agreement, in form and substance reasonably agreed by Parent and SPAC with the Exchange Agent, for the purpose of exchanging SPAC Shares for the SPAC Merger Consideration and to effect the Subscription pursuant to the Subscription Agreement, including the distribution of Parent ADSs to holders of SPAC Shares who are Buyers (as defined in the Subscription Agreement) under the Subscription Agreement. At the Effective Time, (i) Parent shall deposit with the Exchange Agent, for the benefit of holders of SPAC Shares, for exchange in accordance with the Subscription Agreement and this Section 3.4 through the Exchange Agent, American depositary receipts evidencing (or evidence of Parent ADSs in book entry form representing) the Parent ADSs pursuant to the Subscription Agreement (the “Exchange Fund”) and (ii) SPAC shall deposit with the Exchange Agent, for the benefit of holders of SPAC Shares, the proceeds of the Subscription Dividend. Parent agrees to make available, directly or indirectly, to the Exchange Agent from time to time as needed additional cash sufficient to pay any dividends or other distributions to which such holders are entitled pursuant to this ARTICLE 3.

(c) Promptly after the Effective Time (and in any event no more than two Business Days following the Closing Date), Parent shall cause the Exchange Agent to mail or otherwise deliver, to each holder of SPAC Shares, a letter of transmittal and subscription confirmation in such form and substance as reasonably agreed to between Parent and SPAC (the “LOT/Subscription Confirmation”), with the terms and conditions of such LOT/Subscription Confirmation to be consistent with the terms hereof and with the terms of the Subscription Agreement, together with a request that each holder of SPAC Shares deliver a duly executed LOT/Subscription Confirmation, together with any other customary documents contemplated thereby, to the Exchange Agent as promptly as practicable. The LOT/Subscription Confirmation shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper completion of all requirements specified in the LOT/Subscription Confirmation. The LOT/Subscription Confirmation shall further permit each holder of SPAC Shares to elect to either: (i) confirm the holder’s election to participate in the Subscription Agreement, or (ii) decline to participate in the Subscription Agreement (the election in this clause (ii), an “Opt Out Election”). In the event of an Opt Out Election by a holder of SPAC Shares, the Exchange Agent shall return the corresponding Parent ADSs to Parent for cancellation, and such the holder’s portion of the Subscription Dividend shall be paid by the Exchange Agent to such holder. Until a duly executed LOT/Subscription Confirmation has been delivered as contemplated by this Section 3.4(c), from and after the Closing, each former holder of SPAC Shares shall be deemed at all times to represent only the right to receive upon delivery of such LOT/Subscription Confirmation the consideration to which such holder of SPAC Shares is entitled pursuant to this Agreement.

(d) Each holder of SPAC Shares that have been converted into the right to receive the SPAC Merger Consideration shall be entitled to receive, on (i) surrender to the Exchange Agent of a certificate representing such shares, together with a properly completed and duly executed LOT/Subscription Confirmation, or (ii) receipt of a LOT/Subscription Confirmation and an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of uncertificated shares, the SPAC Merger Consideration in respect of each SPAC Share so represented (including any dividends and distributions with respect to the Share Consideration as contemplated by this Article 3). The Parent ADSs issued in accordance with the Subscription Agreement, at Parent’s option, shall be in uncertificated book-entry form, unless a physical American depository receipt evidencing such Parent ADSs is requested by a holder of SPAC Shares or is otherwise required under applicable Law.

(e) If any portion of the SPAC Merger Consideration or the Parent ADSs receivable pursuant to the Subscription Agreement is to be paid to a Person other than the Person in whose name the applicable SPAC Shares are registered, it shall be a condition to such payment that (i) either a certificate representing such shares shall be properly endorsed or shall otherwise be in proper form for transfer or such nook-entry shares shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any stamp duty, stamp duty reserve tax, transfer or similar Taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such stamp duty, stamp duty reserve tax, transfer or similar Taxes have been paid or are not payable.

(f) From and after the Effective Time, there shall be no further registration of transfers of SPAC Shares thereafter on the records of SPAC. If, after the Effective Time, SPAC Shares are presented to Parent, the Surviving Entity or the Exchange Agent for any reason, they shall be cancelled and exchanged for the SPAC Merger Consideration with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this ARTICLE 3.

(g) Any portion of the Exchange Fund that remains unclaimed by the holders of SPAC Shares 12 months following the Closing Date shall be delivered to Parent or as otherwise instructed by Parent, and any such holder who has not exchanged its shares for the SPAC Merger Consideration in accordance with this Section 3.4 prior to that time shall thereafter look only to Parent for payment of the SPAC Merger Consideration, without any interest thereon. Notwithstanding the foregoing, Parent and its Subsidiaries shall not be liable to any holder of SPAC Shares for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of SPAC Shares immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(h) At least three Business Days prior to the Closing Date and in any event not earlier than the time that holders of SPAC Shares may no longer elect redemption in accordance with the SPAC Shareholder Redemption, SPAC shall prepare and deliver to Parent a statement setting forth: (i) the Available Cash, (ii) the number of SPAC Shares to be converted into the SPAC Merger Consideration; and (iii) a good faith estimate of the amount of, and payment instructions for, the Transaction Expenses incurred by SPAC, in each case, including reasonable supporting detail therefor.

(i) At least three Business Days prior to the Closing Date, Parent shall prepare and deliver to SPAC a statement setting forth a good faith estimate of the amount of, and payment instructions for, the Transaction Expenses incurred by the Group Companies, in each case, including reasonable supporting detail therefor.

3.5	Parent ADSs Held by TRA.

Parent and TRA will, in consultation with SPAC, take all actions necessary to provide that, as of the Effective Time, TRA will hold a number of Parent Common Shares or Parent ADSs (at TRA’s election), rounded to the nearest whole share, equal to the Company Equity Value divided by $10.00, and will hold no other Parent Securities. Such actions may include, as appropriate, issuing new Parent ADSs or Parent Common Shares, surrendering Parent Common Shares for cancellation, and/or combining or dividing Parent Common Shares.

3.6	Fractional ADSs.

Notwithstanding anything to the contrary contained herein, no fractional Parents ADSs will be issued by virtue of this Agreement or the Transactions.

3.7	Equitable Adjustments.

If, between the date of this Agreement and the Closing, the SPAC Shares or the Parent Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of such shares will be appropriately adjusted to provide to TRA and the holders of SPAC Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided that this Section 3.8 shall not (a) be construed to permit the Parties to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement or (b) apply to the Reorganization or any other Transaction to the extent consummated in accordance with the terms contemplated by this Agreement and/or such Transaction Document, as applicable.

3.8	Withholding Tax.

Parent or Merger Sub (or their respective agents) shall be entitled to deduct and withhold from the SPAC Merger Consideration otherwise payable pursuant to this Agreement to any holder of SPAC Shares such amount as Parent or Merger Sub is required to deduct and withhold with respect to such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of SPAC Shares in respect of which such deduction and withholding was made. In the event that Parent or Merger Sub (or their respective agents) determines that withholding from the payments made under this Agreement is required under applicable Tax Law and permitted under this Agreement, the Parent or Merger Sub (or their respective agents) will so notify the recipient of such payment, at least three Business Days prior to the Closing Date (or, if applicable, the subsequent date that the applicable payment is to be made) to provide such recipient with the reasonable opportunity to provide any form or documentation or take such other steps in order to avoid such withholding.

3.9	Tax Treatment.

For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the Parties shall prepare and file all Tax Returns consistent with the treatment of both: (i) the Reorganization and the Mergers, if taken together, as a transaction governed by Section 351 of the Code and the Treasury Regulations thereunder (or comparable provisions of state and local Tax law); and (ii) the Merger, if taken alone, as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder (or comparable provisions of state and local Tax law). The Parties agree to adopt this Agreement as a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and each Party agrees not to take any position inconsistent on the tax treatment described in this Section 3.9 on any Tax Return (and, for the avoidance of doubt, the Parties agree to cooperate in filing any Tax Returns required to obtain an exemption under Section 367(a) of the Code, as provided in the Treasury Regulations thereunder, including in connection with the filing of any Tax Return as required pursuant to Treas. Reg. 1.367(a)-3(c)(6) or 1.367(a)-3(c)(7)), or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary in this Agreement or the Subscription Agreement, the Subscription, the Subscription Dividend and the Parent Contribution are intended to be disregarded for U.S. federal income tax purposes.

ARTICLE 4
Representations and Warranties of the UEC Parties

Except as set forth in the disclosure letter delivered to SPAC on the date hereof and constituting an integral part of this Agreement (the “CDL”) each UEC Party hereby represents and warrants to SPAC as of the date of this Agreement (except that those representations and warranties that are made as of a specific date are true and correct only as of such date) that the following statements set forth in this Article 4 are true and correct:

4.1	Organization.

(a) The Company is a corporation duly organized and validly existing under the Laws of the Philippines and has all requisite power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted in all material respects. The Company has the requisite power and authority to own, operate and lease all of its properties, rights and assets and to conduct its business as it is now being conducted and is duly licensed or qualified and in good standing as applicable in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to have such power and authority or to be duly qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Group Company Material Adverse Effect.

(b) The Company has made available to SPAC true, complete and correct copies of the Organizational Documents of each of the Group Companies as of the date hereof, each of which is in full force and effect. None of the Group Companies are in material violation of their respective organizational documents.

(c) Each of TRA, Parent and Merger Sub is a corporation, duly organized and validly existing under the Laws of the jurisdiction of its incorporation and has all requisite power and authority to carry on its business as now being conducted in all material respects.

4.2	Authority.

Each UEC Party has all requisite corporate power and authority to: (i) execute and deliver this Agreement and each other Transaction Document to which it is a party; (ii) perform its obligations hereunder and thereunder; and (iii) consummate the Transactions. The execution and delivery of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the Transactions, have been duly authorized by all requisite corporate action of each UEC Party, and no other proceeding (including by its equityholders) on the part of any UEC Party is necessary to authorize this Agreement or such other Transaction Documents or to consummate the Transactions. Each UEC Party has duly executed and delivered this Agreement, and each other Transaction Document to which it is a party when executed and delivered by such UEC Party will be duly executed and delivered. This Agreement constitutes, and each other Transaction Document to which it is a party will constitute (assuming the due and valid authorization, execution and delivery hereof and thereof by each of the other applicable parties hereto and thereto), the legal, valid and binding obligation of each UEC Party, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at Law or in equity) (the “Enforceability Exceptions”).

4.3	Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of (i) 35,300,000 shares of common stock, par value 1 PHP per share (the “Company Common Shares”), of which 8,825,000 shares are issued and outstanding, and (ii) 10,300,000,000 shares of redeemable preferred stock, par value ₱1 per share (the “Company Preferred Shares” and together, with the Company Common Shares, the “Company Shares”), of which 8,690,920,507 shares are issued and outstanding. All outstanding Company Shares (A) have been duly authorized and validly issued and are fully paid and non-assessable and (B) are owned, beneficially by TRA free and clear of all Liens, except for Permitted Liens and restrictions under applicable securities Laws.

(b) Except as set forth in Section 4.3(a), as of the date hereof there are no: (i) shares of capital stock of or other voting or equity interests in the Company; (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock or other voting or equity interests in the Company; (iii) options, warrants, subscription rights or other rights or agreements, commitments or understandings to acquire from the Company, or other obligation of the Company to issue, transfer or sell, any shares of capital stock or other voting or equity interests in the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company; or (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to any shares of capital stock or any other equity securities of the Company to which the Company is bound. Neither the Company nor any of its Subsidiaries have any authorized or outstanding bonds, debentures, notes or other Indebtedness for which the holders thereof have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter on which the equity holders of the Company or any of its Subsidiaries may vote.

(c) As of the date hereof, the authorized capital stock of Parent consists of (i) 25,000,000 shares of common stock, par value 1.00 PHP (the “Parent Common Shares”), of which 2,500,000 shares are issued and outstanding, and (ii) 75,000,000 shares of preferred stock, par value 1 PHP per share (the “Parent Preferred Shares” and together, with the Parent Common Shares, the “Parent Shares”), of which 7,500,000 are issued and outstanding. All outstanding Parent Shares (A) have been duly authorized and validly issued and are fully paid and non-assessable and (B) are owned, beneficially by TRA free and clear of all Liens, except for Permitted Liens and restrictions under applicable securities Laws.

(d) Except as set forth in Section 4.3(c), as of the date hereof there are no: (i) shares of capital stock of or other voting or equity interests in Parent; (ii) securities of Parent convertible into or exercisable or exchangeable for shares of capital stock or other voting or equity interests in Parent; (iii) options, warrants, subscription rights or other rights or agreements, commitments or understandings to acquire from Parent, or other obligation of Parent to issue, transfer or sell, any shares of capital stock or other voting or equity interests in the Parent or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in Parent; or (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to any shares of capital stock or any other equity securities of Parent to which Parent is bound (collectively, and with the Parent Shares, the “Parent Securities”). Neither Parent nor any of its Subsidiaries have any authorized or outstanding bonds, debentures, notes or other Indebtedness for which the holders thereof have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter on which the equityholders of Parent or any of its Subsidiaries may vote.

(e) Other than as may be expressly set forth in their respective Organizational Documents, there are no outstanding obligations of the Group Companies or TRA to repurchase, redeem or otherwise acquire any debt or equity securities of any Group Company. Neither TRA nor any Group Company is a party to any stockholders agreement, voting agreement, proxy, voting trust or similar agreement with respect to their respective equity securities, and there are no other contracts restricting or otherwise relating to the voting of such securities.

4.4	Company Subsidiaries.

(a) Each Company Subsidiary as of the date of this Agreement, its respective jurisdiction of organization, its respective equity holders and percentage ownership are identified on Schedule 4.4(a) of the CDL. Each of the Company Subsidiaries is a corporation, partnership or other legal entity, as the case may be, duly organized and validly existing under the Laws of its respective jurisdiction of organization. Each Company Subsidiary has all requisite corporate, partnership or other legal entity power and authority to own, lease and operate its properties and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Group Company Material Adverse Effect. Each Company Subsidiary is in good standing under the Laws of its respective jurisdiction of organization and is duly qualified and in good standing (if applicable) as a foreign corporation duly authorized to do business in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so duly qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Group Company Material Adverse Effect.

(b) All of the issued and outstanding shares or other ownership interests of each of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable (to the extent such concepts are applicable) and are owned, directly or indirectly, by the Company free and clear of all Liens, except for Permitted Liens and restrictions under applicable securities Laws. Except as set forth in Schedule 4.4(b) of the CDL, as of the date hereof there are no: (i) shares of capital stock of or other voting or equity interests in any Company Subsidiary; (ii) securities of any Company Subsidiary convertible into or exercisable or exchangeable for shares of capital stock or other voting or equity interests in any Company Subsidiary; (iii) options, warrants, subscription rights or other rights or agreements, commitments or understandings to acquire from any Company Subsidiary, or other obligation of any Company Subsidiary to issue, transfer or sell, any shares of capital stock or other voting or equity interests in any Company Subsidiary or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Company Subsidiary; or (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to any shares of capital stock or any other equity securities of any Company Subsidiary to which such Company Subsidiary is bound. There are no outstanding obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any of its debt or equity securities.

(c) None of the Group Companies own any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other Person (other than another Group Company).

4.5	No Conflicts; Consents and Approvals.

(a) The execution, delivery and performance by each UEC Party of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions do not and will not (with or without the giving of notice, the lapse of time, or both) result in: (i) assuming compliance with the matters referred to in Section 4.5(b), any violation or breach of any Law applicable to such UEC Party or any of the properties or assets of such UEC Party or the violation or revocation of any required Permit from any Governmental Authority; (ii) except as set forth in Schedule 4.5(a) of the CDL, any violation or breach of, any termination or modification of any right, or the triggering or acceleration of any payments or rights under, or require a Consent under, any Material Contract or the creation of any Lien upon any of the properties or assets of the Group Companies; or (iii) any violation of the Organizational Documents of the UEC Parties, except in the case of clauses (i) and (ii), to the extent that the occurrence of any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Group Company Material Adverse Effect.

(b) Other than: (i) the approvals of BSP and the Governmental Authorities in respect of the Reorganization; (ii) the filing of the Certificate of Merger; and (iii) those Consents set forth in Schedule 4.5(b) of the CDL, assuming the accuracy of the representations and warranties set forth in Section 5.3, no Consent of any Governmental Authorities is required to be obtained by any UEC Party in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents or the consummation of the Transactions, except where the failure to obtain such Consents would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the UEC Parties to perform or comply with on a timely basis any of their respective material obligations under this Agreement or to consummate the Transactions.

4.6	Financial Statements.

The Company has made available to SPAC copies of (a) the audited financial statements of the Company for the fiscal years ended December 31, 2019 and 2020, together with the reports thereon by the Company’s accountants (in each case, including statements of financial position, comprehensive income, changes in equity and cash flows) (the “Audited Company Financial Statements”) and (b) the unaudited financial statements of the Company for the nine month period ended September 30, 2021 (including statements of financial position and comprehensive income) (the “Most Recent Company Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in all material respects from the books and records of the Company and in accordance with Philippine Financial Reporting Standards (“PFRS”) applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of the Most Recent Company Financial Statements, for the absence of footnotes and normal year-end adjustments). The Company Financial Statements present fairly in all material respects the financial position, results of operations and cash flows of the Company at and for the respective periods indicated.

4.7	Absence of Undisclosed Liabilities.

None of the Group Companies have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, in each case, that would be required by PFRS to be set forth on the statement of the consolidated financial position of the Group Companies, except: (a) as reflected on and reserved against in the Company Financial Statements; (b) liabilities and obligations incurred since December 31, 2020 in the ordinary course of business or in connection with a COVID-19 Measure (none of which is a material liability for breach of contract, tort, or infringement or a claim or lawsuit or an environmental liability); (c) executory obligations of the Company under the agreements, contracts, leases and licenses to which they are a party, including the Material Contracts (other than as a result of a material breach of or default under such agreements, contracts, leases and licensees); and (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Group Company Material Adverse Effect.

4.8	Assets; Real Property.

(a) Title to Assets. Except as would not reasonably be expected to be material to the Group Companies, the Group Companies have good and valid title to, or otherwise have the right to use pursuant to a binding, valid and enforceable lease, license or similar contractual arrangement, all of their material assets reflected on the books of the Group Companies as owned by a Group Company, in each case free and clear of any Liens other than Permitted Liens. The assets of the Group Companies constitute all of the material assets that are necessary and sufficient for the operation of the business of the Group Companies as presently operated in all material respects.

(b) Leased Real Property. Schedule 4.8(b) of the CDL lists (i) all real property leased by the Group Companies under leases that provide for annual base rent payable by the Group Companies in excess of $100,000 (the “Leased Real Property”). Except as would not reasonably be expected to be materially adverse to the Group Companies, (a) the applicable Group Company has a valid and enforceable leasehold interest in each Leased Real Property free and clear of all Liens (other than Permitted Liens) and (b) subject to the Enforceability Exceptions, each Lease is in full force and effect and, to the Company’s Knowledge, is enforceable against the landlord and the registered owners of such property.

(c) Owned Real Property. Except as set forth on Schedule 4.8(c) of the CDL, none of the Group Companies owns any real property.

4.9	Contracts.

(a) Schedule 4.9 of the CDL lists all Material Contracts. The term “Material Contracts” means all of the following types of contracts, agreements or arrangements (whether written or oral) to which the Group Companies are a party or by which the Group Companies or any of their respective properties or assets are legally bound as of the date hereof:

(i)	any contract, agreement or arrangement relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) with respect to an amount in excess of $10,000,000;

(ii)	any joint venture, partnership, limited liability company or other collaboration contracts, agreements or arrangements, in each case that would be reasonably expected to result in the receipt or payment of an amount in excess of $10,000,000 in any given calendar year;

(iii)	any contract, agreement, arrangement or series of related contracts, agreements or arrangement(s), including any option agreement, relating to the acquisition or disposition of any business or capital stock of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise), in each case since the Lookback Date, where the purchase price was in an amount in excess of $10,000,000 and for which any material liability or obligation of the Group Companies remains outstanding;

(iv)	any contract, agreement or arrangement that limits in any material respect the freedom of the Group Companies to compete in any line of business or with any Person or in any area, excluding confidentiality agreements and agreements that contain confidentiality or employee non-solicitation covenants entered into in the ordinary course;

(v)	any lease under which (A) the Group Companies are lessees of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Group Companies are lessors or sublessors of, or makes available for use by any third party, any tangible personal property owned or leased by the Group Companies, in each case, which has future required scheduled payments in excess of $10,000,000 in any calendar year;

(vi)	any contract, agreement or arrangement (other than (A) employment, consulting, advisory or compensation-related agreements or Company Benefit Plans, (B) agreements entered into in the ordinary course and (C) agreements between any Group Companies) between any Group Company and any Affiliate of the Company;

(vii)	any settlement agreement entered into within the 12 months immediately prior to the date hereof with any Person pursuant to which the Group Companies are obligated to pay consideration in excess of $10,000,000;

(viii)	any agreement with any Governmental Authority under which payments of $10,000,000 or more were made to the Group Companies during the twelve-month period ended on June 30, 2021;

(ix)	the IP Agreements; or

(x)	any agreement under which (A) any Person (other than the Group Companies) has directly guaranteed any liabilities or obligations of any Group Company or (B) any Group Company has directly guaranteed any material liabilities or obligations of any other Person (other than the Group Companies), in each case other than endorsements for the purpose of collection.

(b) True, correct and complete copies of each Material Contract have been made available to SPAC. Subject to the Enforceability Exceptions and except as would not reasonably be expected to have, individually or in the aggregate, a Group Company Material Adverse Effect, (i) each such Material Contract is a valid and binding agreement of the applicable Group Company party thereto and is in full force and effect as to the applicable Group Company party thereto and, to the Company’s Knowledge, as to each other party thereto and (ii) none of the Group Companies and, to the Company’s Knowledge, any other party thereto is in default or breach under any such Material Contract, and none of the Group Companies has received any written claim or notice of default or material breach under any such Material Contract.

4.10	Vendors.

Schedule 4.10 of the CDL lists the names of each of the 10 largest vendors of the Group Companies, taken as a whole, for the 12-month period ended June 30, 2021. As of the date hereof, none of the Group Companies has received any notice stating that any such Material Vendor has ceased, or intends to cease, to supply goods or services to the Group Companies or to otherwise terminate or materially and adversely reduce or modify its relationship with the Group Companies.

4.11	Labor.

Except as set forth on Schedule 4.11 of the CDL, none of the Group Companies is a party to or is otherwise bound by any collective bargaining agreement labor contract, or similar agreement with any labor union, trade union, works counsel, or other employee representative, and, there are no labor unions or other organizations or groups representing, purporting to represent or attempting to represent any employees of the Group Companies. To the Company’s Knowledge: (a) there is no pending or threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor dispute, activity or organizing campaign with respect to any employees of the Group Companies that would reasonably be expected to be material to the Group Companies and no such dispute, activity or campaign has occurred since the Lookback Date; (b) each Group Company is, and since the Lookback Date has been, in compliance in all material respects, with all applicable Laws and contracts respecting labor and employment, employment practices, terms and conditions of employment, wages and hours and occupational safety and health; and (c) there are no material pending or threatened Actions against or affecting any Group Company relating to the alleged violation of any Laws pertaining to labor relations, employment or employment practices, including unfair labor practice charges.

4.12	Employee Benefit Plans and Related Matters.

(a) Schedule 4.12(a) of the CDL lists all material Company Benefit Plans. With respect to each Company Benefit Plan, the Company has made available to SPAC true, correct and complete copies of, as applicable: (i) such Company Benefit Plan document (or, if not written, a written summary of its material terms); (ii) the summary plan description and all summaries of material modifications (in each case, whether or not required to be furnished under applicable Law); (iii) any trust agreements, insurance contracts and other funding vehicles; (iv) the most recent actuarial report, if any; and (v) the most recent financial report, if any.

(b) No Company Benefit Plan is subject to Laws of the United States. All Company Benefit Plans are and have been established, registered (where required) and administered, in each case, in all material respects: (i) in accordance with all applicable Laws; and (ii) in accordance with their terms. To the Company’s Knowledge, no fact or circumstance exists which could adversely affect the tax-preferred or tax-exempt status (if there is any such tax-preferred or tax-exempt status) of any Company Benefit Plan.

(c) With respect to each Company Benefit Plan, all material contributions or payments (including all employer contributions, employee contributions or premium payments) required to be made by the terms of each such Company Benefit Plan and applicable Law have been made in accordance with applicable Law, and all such material contributions or payments that are not yet due have been made, paid or properly accrued in the Financial Statements in accordance with PFRS applied on a consistent basis. With respect to each Company Benefit Plan that is required to be funded pursuant to the terms of such Company Benefit Plan and applicable Law, as of the date hereof, the amount by which the fair market value of the assets of any Company Benefit Plan is less than the actuarial present value of all accrued benefits under such Company Benefit Plan (whether or not vested), if applicable, is fully reflected in the Financial Statements based upon generally accepted local accounting and actuarial practices and procedures, regardless of whether required by PFRS.

(d) Except as would not reasonably be expected to result, either directly or indirectly, in material liability to the Group Companies, (i) other than routine claims for benefits, there are no pending or, to the Company’s Knowledge, threatened claims by or on behalf of any participant or any Governmental Authority in any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan and (ii) there have been no breaches of fiduciary duty with respect to any Company Benefit Plan. None of the Company Benefit Plans is presently under audit or examination (nor has notice been received by the Company of a potential audit or examination) by any Governmental Authority.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting of, funding of, or increase the amount or value of, any compensatory payment or benefit to any current or former employee, officer or director of any Group Company (other than payment of ordinary course compensation to current employees, officers or directors, in each case, for services performed for any Group Company in the ordinary course of business).

4.13	Intellectual Property.

(a) Owned IP. Schedule 4.13(a) of the CDL lists material issuances, registrations and applications for issuance or registration of Intellectual Property Rights, including Internet domain names and social media accounts, owned or pending or registered in the name of any of the Group Companies. (i) The Group Companies exclusively own all right, title, and interest in and to all the material Intellectual Property Rights they own or purport to own, including each of the items set forth on Schedule 4.13(a) of the CDL (collectively, the “Owned Intellectual Property”), in each case free and clear of all Liens, except for Permitted Liens, (ii) the Group Companies have the legal right to use, all other material Intellectual Property Rights used in or necessary to the conduct of the business of the Group Companies as presently conducted in all material respects (collectively, the “Company Intellectual Property”), free and clear of all Liens, except for Permitted Liens (provided that the foregoing will not be read as a representation of non-infringement), (iii) the material registered Owned Intellectual Property is subsisting, and to the Company’s Knowledge, valid and enforceable, (iv) there are no Orders or settlements that restrict the Company’s use or ownership of any material Owned Intellectual Property and (v) the Group Companies have taken commercially reasonable actions to maintain, protect and enforce the material Owned Intellectual Property.

(b) Non-Infringement. The operation of the business of the Group Companies as currently conducted does not infringe, misappropriate, or otherwise violate, and has not since the Lookback Date infringed misappropriated, or otherwise violated, any Intellectual Property Rights of any third party, except as would not reasonably be expected to have, individually or in the aggregate, a Group Company Material Adverse Effect. Since the Lookback Date, none of the Group Companies has received any notice that it is infringing on or has misappropriated or otherwise violated the Intellectual Property Rights of any Person (including any demand or request from a third party that the Group Companies license any Intellectual Property Rights) and, to the Company’s Knowledge, no Person is infringing upon or misappropriating or otherwise violating any of the material Owned Intellectual Property in any material respect.

(c) IP Agreements. Schedule 4.13(a) of the CDL lists material contracts to which the Group Companies are a party (other than contracts for Commercial Software) that relate to: (i) the Group Companies’ licensing or grant of other rights (except where such grant of other rights is incidental to a supply, manufacturing or similar arrangement) with respect to the Owned Intellectual Property; (ii) any Person licensing or granting any other rights to the Group Companies with respect to any Intellectual Property Rights; (iii) the ownership or development of any Company Intellectual Property; and (iv) the Group Companies’ ability to use, enforce, or disclose any Company Intellectual Property (collectively, the “IP Agreements”).

(d) Employees and Contractors. Each current and former employee, consultant, and independent contractor that has materially aided in creating material Owned Intellectual Property has entered into a valid and enforceable written agreement with the Group Companies pursuant to which such Person (i) assigns to the Group Companies all Intellectual Property Rights created by such Person in the course of such Person’s employment or other engagement by the Group Companies (except where such rights arise in the Group Companies by operation of law) and (ii) is prohibited from using or disclosing confidential information of the Group Companies, and to the Company’s Knowledge, no such current or former employee, consultant, or independent contractor of the Group Companies is in violation of any such agreement.

(e) Data Security and Privacy. Since the Lookback Date, to the Company’s Knowledge, the business of the Group Companies have not experienced any material incident in which Personal Information was acquired or otherwise accessed without authorization, and none of the Group Companies has received any written notices or complaints from any regulatory authority with respect to any such incident. Except as would not reasonably be expected to be material to the Group Companies as a whole, (i) the Group Companies are and, since the Lookback Date, have been in compliance with all Information Privacy and Security Requirements; (ii) the Group Companies maintain commercially reasonable administrative, physical and technical measures to protect the confidentiality, integrity, availability and security of Personal Information used or relied upon by the Group Companies in the conduct of their businesses.

4.14	Permits; Compliance with Law.

Except as would not reasonably be expected to be material to the Group Companies as a whole:

(a) (i) each Group Company (and each of their respective officers and directors that may reasonably be considered in the process of determining the suitability of any of the Group Companies for an approval by any Governmental Authority with regulatory control or jurisdiction over gambling, betting and/or gaming activities and operations, if any) holds, and at all times since the Lookback Date has held, all Permits necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets; (ii) each such Permit has been duly obtained and is in full force and effect; (iii) each Group Company is, and since the Lookback Date, has been, in compliance with all such Permits; (iv) since the Lookback Date, no Group Company has received any notice of non-compliance or alleged non-compliance with any applicable Permit; and (v) to the Company’s Knowledge, no suspension or cancellation of any Permit is threatened by any Governmental Authority;

(b) (i) the Group Companies are, and have been since the Lookback Date, in material compliance with all applicable Laws and Orders and (ii) since the Lookback Date, neither any Group Company nor, to the Company’s Knowledge, any other Person, has received any written notice of any material non-compliance or alleged non-compliance with any applicable Law or Order;

(c) since the Lookback Date no Governmental Authority has initiated or, to the Company’s Knowledge, threatened any Action with respect to the business or operations of any Group Company;

(d) the Company and, to the Company’s Knowledge, any directors or officer acting for or on behalf of the Company, currently complies, and since the Lookback Date has complied, in all material respects with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws; and

(e) no Group Company or, to the Company’s Knowledge, any of their respective directors or officers: (i) is or was a Restricted Person; (ii) conducts or has conducted any business, or engages or has engaged in, making or receiving any contribution of funds, goods or services to or for the benefit of any Restricted Person; (iii) deals or has dealt in, or otherwise engages or has engaged in any transaction related to, any property or interests in property blocked pursuant to any applicable Sanctions; (iv) engages or has engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any of the foregoing clauses of this 4.14(e); or (v) has received written notice of any Action involving it with respect to Sanctions.

4.15	Litigation.

Except as set forth on Schedule 4.15 of the CDL, as of the date of this Agreement, (a) there are no pending or, to the Company’s Knowledge, threatened Actions against the Group Companies or any of their respective properties or assets, and (b) there are no outstanding Orders against the Group Companies or any of their respective properties or assets, except, in each case, as would not reasonably be expected to be material to the Group Companies taken as a whole.

4.16	Taxes.

(a) Filing and Payment. All material Tax Returns required to be filed by, on behalf of or with respect to the Group Companies have been duly and timely filed and are complete and correct in all material respects. All material Taxes (whether or not reflected on such Tax Returns) required to be paid by or with respect to the Group Companies have been duly and timely paid. All material Taxes required to be withheld by the Group Companies have been duly and timely withheld, and such withheld Taxes have been either paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(b) Procedure and Compliance. Except as set forth on Schedule 4.16(b) of the CDL, as of the date hereof: (i) no written agreement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes with respect to the Group Companies has been filed or entered into with (or been requested by) any Governmental Authority that is still in effect; (ii) no Tax Return reflecting material Taxes of the Group Companies is under audit or examination by any Governmental Authority; (iii) no Governmental Authority has asserted in writing any deficiency, claim or issue with respect to material Taxes against the Group Companies with respect to any taxable period for which the period of assessment or collection remains open, which has not been resolved; (iv) each Group Company has no liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Company’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Group Companies in the ordinary course of business and (v) all reports have been duly submitted and all conditions have been met in order to continuously avail of all tax incentives, tax holidays and preferential rates being enjoyed by the Group Companies with any applicable Governmental Authorities.

(c) Permanent Establishment. No claim has been made in writing (nor to the Company’s Knowledge has any claim been made) by any Governmental Authority in a jurisdiction in which any Group Company does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(d) Passive Foreign Investment Company. None of the Group Companies were a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”) for the taxable period ending December 31, 2020, and no Group Company expects to be a PFIC for the taxable period ending December 31, 2021.

(e) Closing Agreements and Consolidation. None of the Group Companies: (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in either case that would be binding upon the Group Companies after the Closing Date; (ii) is or has been during the past three years a member of any affiliated, consolidated, combined or unitary group that includes any Person other than the Group Companies for purposes of filing Tax Returns on net income; or (iii) has any liability for the Taxes of any Person (other than the Group Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, or by contract (other than any commercial contract the principal purpose for which is not the allocation or sharing of Taxes).

(f) Liens. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(g) Income Shifting. None of the Group Companies will be required to include any material item or amount of income in, or exclude any material item or amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of a method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of Tax Law); (iii) prepaid amount received on or prior to the Closing Date; or (iv) installment sale or open transaction disposition made on or prior to the Closing Date.

(h) Entity Classification. Each Group Company is, and at all times since its formation has been, properly classified in the manner set forth on Schedule 4.16(h) of the CDL for U.S. federal and applicable state Tax purposes.

(i) Non-Income Taxes. Each Group Company is registered for the purposes of sales Tax, use Tax, transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, in each case in all material respects, and has complied in all material respects with all requirements relating to such Taxes.

(j) Tax Treatment. The Company (i) has not taken any action, and it is not aware of any fact or circumstance that would reasonably be expected to prevent the Reorganization and the Merger, if taken together, from qualifying as an exchange governed by Section 351 of the Code and the Treasury Regulations thereunder; (ii) has not taken any action, and it is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger, if taken alone, from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder; and (iii) has no plan or intent for the Surviving Entity to distribute more than two-thirds (2/3rds) of SPAC’s cash assets.

4.17	Absence of Changes.

Since December 31, 2020, there has been no Group Company Material Adverse Effect.

4.18	Insurance.

Except as would not reasonably be expected to have, individually or in the aggregate, a Group Company Material Adverse Effect, (a) all policies of insurance maintained by the Group Companies as of the date hereof are in full force and effect and all premiums due with respect to such insurance policies have either been paid or adequate provisions for the payment by the Group Companies thereof have been made; (b) as of the date hereof, to the Company’s Knowledge, no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by any Group Company; and (c) none of the Group Companies are in breach or default under any such policy.

4.19	Environmental Matters.

Except as would not reasonably be expected to have, individually or in the aggregate, a Group Company Material Adverse Effect:

(a) the Group Companies are, and since the Lookback Date have been, in compliance in all respects with all applicable Environmental Laws and are in possession of, and in compliance in all respects with all Permits required under applicable Environmental Laws;

(b) since the Lookback Date, none of the Group Companies has received from any Governmental Authority any written notice of violation or alleged violation of any Environmental Law;

(c) no Action is pending or, to the Company’s Knowledge, threatened against the Group Companies arising under or relating to non-compliance with any Environmental Law; and

(d) since the Lookback Date, none of the Group Companies (nor any of their respective predecessors or controlled Affiliates) has (i) treated, stored, disposed of, arranged for the disposal of, transported, handled, or released, or exposed any Person to, any hazardous substances, or (ii) to the Company’s Knowledge, owned or operated any facility or property (including the Leased Real Property) which during the time the Group Companies owned or operated such facility or property was contaminated by any hazardous substances, in each case, so as to give rise to any current or future liability (including any obligation to conduct any investigation or remediation) for the Group Companies under applicable Environmental Laws.

4.20	Brokers.

There is no investment banker, broker or finder retained by or authorized to act on behalf of TRA or the Group Companies who might be entitled to any fee or commission from SPAC or any of its Affiliates (including, after the Closing, the Surviving Entity and its Subsidiaries) upon consummation of the Transactions.

4.21	Transactions with Affiliates.

Except for employment-related arrangements (cash or equity), Schedule 4.21 of the CDL lists all material contracts and agreements to or by which the Group Companies, on the one hand, and any officer or director of the Group Companies or any Affiliate of the Company (other than the Company’s Subsidiaries), on the other hand, are parties or are otherwise bound.

4.22	Indebtedness.

As of the date hereof, other than as set forth on Schedule 4.22 of the CDL, none of the Group Companies have any Indebtedness.

4.23	Solvency.

None of the UEC Parties are entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of SPAC or the Group Companies. Each UEC Party is Solvent as of the date of this Agreement and, assuming the satisfaction of the Parties’ conditions to consummate the transactions contemplated hereby, TRA and each of the Group Companies (on both a stand-alone and on a combined basis) will, after giving effect to all of the Transactions, including the payments required made in connection with the consummation of the Transactions and all related fees and expenses, be Solvent on and after the Closing Date.

4.24	No Prior Operations of Parent or Merger Sub.

Parent has not engaged in any material business activities or conducted any material operations or incurred any material obligations or liabilities, other than as contemplated by this Agreement. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

4.25	Parent Common Shares and Parent ADS.

When issued and delivered in accordance with the terms of this Agreement, the Parent ADSs issued as part of the SPAC Merger Consideration will have been validly issued in accordance with the terms of, and will entitle the holders thereof to the rights specified in, the Deposit Agreement and will be fully paid and nonassessable and the issuance thereof will be free of preemptive rights. Parent has authority to issue the Parent Common Shares represented by such Parent ADSs and, when issued and delivered in accordance with the terms of this Agreement, such Parent Common Shares will have been validly issued and will be fully paid and the issuance thereof will be free of preemptive rights.

4.26	Disclosure Documents.

(a) The information relating to the UEC Parties that is provided in writing by any of the UEC Parties or any of their respective Representatives for inclusion or incorporation by reference in the Form F-4, the Form F-6 or the Proxy Statement/Prospectus will not (i) in the case of the Form F-4 and the Form F-6, at the time the Form F-4 or the Form F-6 or any amendment or supplement thereto becomes effective and at the time of the Special Meeting or (ii) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the holders of SPAC Shares and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Notwithstanding the foregoing provisions of this Section 4.26, no representation or warranty is made by any UEC Party with respect to any third party data or other information or statements made or incorporated by reference in the Form F-4, the Form F-6 or the Proxy Statement/Prospectus that were not supplied by or on behalf of a UEC Party.

4.27	No Other Representations and Warranties.

EACH OF THE UEC PARTIES ACKNOWLEDGES THAT, OTHER THAN AS SET FORTH IN ARTICLE 5 (AS MODIFIED BY THE SDL) AND IN THE CERTIFICATES OR OTHER AGREEMENTS OR INSTRUMENTS DELIVERED PURSUANT HERETO, NONE OF SPAC OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, EQUITYHOLDERS, AGENTS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE UEC PARTIES OR ANY OF THEIR RESPECTIVE AGENTS, REPRESENTATIVES OR AFFILIATES PRIOR TO THE EXECUTION OF THIS AGREEMENT. THE REPRESENTATIONS AND WARRANTIES MADE BY SPAC IN ARTICLE 5 (AS MODIFIED BY THE SDL) ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS, WARRANTIES AND STATEMENTS, INCLUDING ANY IMPLIED WARRANTIES AND OMISSIONS (EACH OF WHICH ARE HEREBY DISCLAIMED).

ARTICLE 5
Representations and Warranties of SPAC

Except (a) as set forth in the disclosure letter delivered to the Company on the date hereof and constituting an integral part of this Agreement (the “SDL”) and (b) as otherwise disclosed in the SPAC SEC Documents filed prior to the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the SPAC SEC Documents, but including any historical or factual matters disclosed in such sections), SPAC hereby represents and warrants to each of the UEC Parties as of the date of this Agreement (except that those representations and warranties that are made as of a specific date are true and correct only as of such date), the following statements set forth in this ARTICLE 5 are true and correct:

5.1	Organization.

SPAC is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Transactions.

5.2	Authority.

SPAC has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of SPAC, and, except for the approval of the Required SPAC Shareholder Proposal by the affirmative vote of the holders of a majority of the outstanding SPAC Class A Common Stock and the SPAC Class B Common Stock, voting together as a single class (the “Required SPAC Shareholder Approval”), no other proceeding on the part of SPAC is necessary to authorize this Agreement or such other Transaction Documents or to consummate the Transactions. This Agreement has been, and each other Transaction Document to which SPAC is a party when executed will be, duly and validly executed and delivered by SPAC and constitutes or will constitute a valid, legal and binding agreement of SPAC (assuming the due and valid authorization, execution and delivery hereof and thereof by each of the other applicable parties hereto and thereto), enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

5.3	No Conflicts; Consents and Approvals.

(a) The execution, delivery and performance by SPAC of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions do not and will not (with or without the giving of notice, the lapse of time, or both) result in: (i) assuming compliance with the matters referred to in Section 5.3(b), any violation or breach of any Law applicable to SPAC or any of the properties or assets of SPAC or the violation or revocation of any required Permit from any Governmental Authority; (ii) except as set forth in Schedule 5.3(a) of the SDL, any violation or breach of, any termination or modification of any right, or the triggering or acceleration of any payments or rights under, or require a Consent under, any material contract or the creation of any Lien upon any of the properties or assets of SPAC; or (iii) any violation of the Organizational Documents of SPAC, except in the case of clauses (i) and (ii), to the extent that the occurrence of any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(b) Other than: (i) the approvals of BSP and the Governmental Authorities in respect of the Reorganization; (ii) the filing of the Certificate of Merger; and (iii) those Consents set forth in Schedule 5.3(b) of the SDL, assuming the accuracy of the representations and warranties set forth in Section 4.5, no Consent of any Governmental Authorities is required to be obtained by SPAC in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents or the consummation of the Transactions, except where the failure to obtain such Consents would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to perform or comply with on a timely basis any of their respective material obligations under this Agreement or to consummate the Transactions.

5.4	Capitalization.

(a) As of the date hereof, the authorized capital stock of SPAC consists of: (a) 100,000,000 shares of Class A common stock, par value $0.001 per share (the “SPAC Class A Common Shares”), of which 27,500,000 shares are issued and outstanding; (b) 10,000,000 shares of Class B common stock, par value $0.001 per share (the “SPAC Class B Common Shares” and, together with the SPAC Class A Common Shares, the “SPAC Shares”), of which 6,875,000 shares are issued and outstanding; and (c) 1,000,000 shares of preferred stock, par value $0.001 per share, of which none are outstanding. As of the date hereof, 21,250,000 SPAC Shares are subject to outstanding warrants (the “SPAC Warrants”). All outstanding SPAC Shares been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth above, as of the date hereof, there are no: (i) shares of capital stock of or other voting or equity interests in SPAC; (ii) securities of SPAC convertible into or exercisable or exchangeable for shares of capital stock or other voting or equity interests in SPAC; (iii) options, warrants, subscription rights or other rights or agreements, commitments or understandings to acquire from SPAC, or other obligation of SPAC to issue, transfer or sell, any shares of capital stock or other voting or equity interests in the SPAC or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in SPAC; or (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to any shares of capital stock or any other equity securities of SPAC to which SPAC is bound. SPAC does not have any authorized or outstanding bonds, debentures, notes or other Indebtedness for which the holders thereof have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter on which the holders of SPAC Shares may vote.

(b) As of the date hereof, other than as set forth on Schedule 5.4(b) of the SDL, SPAC does not have any Indebtedness.

5.5	SPAC SEC Filings.

SPAC has timely filed or furnished all reports, schedules, forms, registration statements and other documents required to be filed or furnished by SPAC with the SEC (together with any documents furnished during such period by SPAC to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC subsequent to the date hereof, collectively, the “SPAC SEC Documents”). Each of the SPAC SEC Documents, as amended prior to the date of this Agreement, complied (and each SPAC SEC Document filed subsequent to the date hereof will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such SPAC SEC Documents, and none of the SPAC SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to SPAC SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no unresolved comments received from the SEC staff with respect to the SPAC SEC Documents on or prior to the date hereof. To SPAC’s Knowledge, none of the SPAC SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

5.6	Financial Statements.

(a) The condensed financial statements (including all related notes thereto) included in the SPAC SEC Documents (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared from the books and records of SPAC, were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of the unaudited financial statements included therein, for the absence of footnotes and normal year-end adjustments) and present fairly in all material respects the condensed financial position, results of operations and cash flows of SPAC at and for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP or the SEC’s rules and regulations to be included in interim or unaudited financial statements).

(b) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, SPAC has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15) as required by Rules 13a-15 and 15d-15 under the Exchange Act. SPAC’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by SPAC in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to SPAC’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Neither SPAC (including any employee of SPAC) nor SPAC’s independent auditors have identified or been made aware of (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a role in SPAC’s internal control over financial reporting or preparation of financial statements or (iii) any claim or allegation regarding any of the foregoing.

(c) Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

5.7	Absence of Undisclosed Liabilities.

SPAC does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, in each case, that would be required by GAAP to be set forth in the condensed balance sheet of SPAC, except: (a) as reflected on and reserved against in the most recent condensed balance sheet included in the SPAC SEC Documents (the “SPAC Balance Sheet Date”) or in the notes thereto (if any); (b) liabilities and obligations incurred since the SPAC Balance Sheet Date in the ordinary course of business or in connection with a CIVD-19 Measure (none of which is a material liability for breach of contract, tort, or infringement or a claim or lawsuit or an environmental liability); (c) executory obligations of SPAC under the agreements, contracts, leases and licenses to which it is a party (other than as a result of a material breach of or default under such agreements, contracts, leases and licensees); and (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

5.8	Permits; Compliance with Law.

Except as would not reasonably be expected to be mater to SPAC:

(a) (i) SPAC holds, and at all times since January 14, 2021 has held, all of the Permits necessary for the lawful conduct of its business and ownership of its properties, right and assets; (ii) each such Permit has been duly obtained and is in full force and effect; (iii) SPAC is, and since January 14, 2021, has been in compliance with all such Permits, and since January 14, 2021, SPAC has not received any written notice of any non-compliance or alleged non-compliance with any applicable Permit; and (iv) to SPAC’s Knowledge, no suspension or cancellation of any Permit is threatened by any Governmental Authority;

(b) (i) SPAC is, and since January 14, 2021, has been, in material compliance with all applicable Laws and Orders and (ii) since January 14, 2021, neither SPAC nor, to SPAC’s Knowledge, any other Person, has received any written notice of any material non-compliance or alleged non-compliance with any applicable Law or Order;

(c) since the January 14, 2021, no Governmental Authority has initiated or, to the SPAC’s Knowledge, threatened any Action with respect to the business or operations of SPAC;

(d) SPAC and, to SPAC’s Knowledge, any directors or officer acting for or on behalf of SPAC, currently complies, and since January 14, 2021 has complied, in all material respects with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws; and

(e) Neither SPAC nor, to SPAC’s Knowledge, any of its directors or officers: (i) is or was a Restricted Person; (ii) conducts or has conducted any business, or engages or has engaged in, making or receiving any contribution of funds, goods or services to or for the benefit of any Restricted Person; (iii) deals or has dealt in, or otherwise engages or has engaged in any transaction related to, any property or interests in property blocked pursuant to any applicable Sanctions; (iv) engages or has engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any of the foregoing clauses of this Section 5.8(e); or (v) has received written notice of any Action involving it with respect to Sanctions.

5.9	Litigation.

Except as set forth on Schedule 5.9 of the SDL, as of the date of this Agreement, (a) there are no pending, or to SPAC’s Knowledge, threatened Actions against SPAC or any of its properties or assets, and (b) there are no outstanding Orders against SPAC or any of its properties or assets, except, in each case, as would not result in material liability to SPAC.

5.10	Absence of Changes.

Since January 14, 2021, there has been no SPAC Material Adverse Effect.

5.11	Brokers.

There is no investment banker, broker or finder retained by or authorized to act on behalf of SPAC (or any of its Affiliates) who might be entitled to any fee or commission from the Parties’ or any of their respective Affiliates upon consummation of the Transactions.

5.12	Transactions with Affiliates.

Except for employment-related arrangements (cash or equity), Schedule 5.12 of the SDL lists all agreements, arrangements and other commitments or transactions of any kind to or by which SPAC, on the one hand, and any officer, director or Affiliate of SPAC, on the other hand, are parties or are otherwise bound or affected.

5.13	Trust Agreement.

(a) As of September 30, 2021, SPAC had $275,011,745.36 invested in a trust account (the “Trust Account”), maintained by J.P. Morgan Chase Bank, N.A., pursuant to the Investment Management Trust Agreement, dated January 14, 2021 (the “Trust Agreement”), by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”), which agreement is on file with the SPAC SEC Documents. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC’s Organizational Documents and SPAC’s final prospectus dated January 14, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate, and, as of the Closing, SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s Knowledge, as of the date hereof, following the Closing, no shareholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to have its SPAC Class A Common Shares redeemed pursuant to the SPAC Shareholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SPAC SEC Documents to be inaccurate, or (ii) entitle any Person (other than the holders of SPAC Shares who shall have elected to redeem their SPAC Class A Common Shares pursuant to the SPAC Shareholder Redemption).

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the UEC Parties contained herein and the compliance by the UEC Parties with their obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

5.14	Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination.

(b) Except for this Agreement and the Transactions, SPAC does not have any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

5.15	Listing.

The SPAC Shares are registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the Nasdaq Capital Market (“NCM”) under the symbol “ADERU”. SPAC’s Class A Common Shares are registered pursuant to Section 12(b) of the Exchange Act and listed for trading on NCM under the symbol “ADER”. The SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and listed for trading on NCM under the symbol “ADERW”. There is no Action pending or, to SPAC’s Knowledge, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister any of the foregoing or to terminate the listing of SPAC on NCM. SPAC is, and since January 14, 2021 has been, in compliance in all material respects with the listing and corporate governance requirements of the Nasdaq.

5.16	Taxes.

(a) Filing and Payment. All material Tax Returns required to be filed by, on behalf of or with respect to SPAC have been duly and timely filed and are complete and correct in all material respects. All material Taxes (whether or not reflected on such Tax Returns) required to be paid by or with respect to SPAC have been duly and timely paid. All material Taxes required to be withheld by SPAC have been duly and timely withheld, and such withheld Taxes have been either paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(b) Procedure and Compliance. As of the date hereof: (i) no written agreement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes with respect to SPAC has been filed or entered into with (or been requested by) any Governmental Authority that is still in effect; (ii) no Tax Return reflecting material Taxes of SPAC is under audit or examination by any Governmental Authority; (iii) no Governmental Authority has asserted in writing any deficiency, claim or issue with respect to material Taxes against SPAC with respect to any taxable period for which the period of assessment or collection remains open, which has not been resolved and (iv) SPAC has no liability for a material amount of unpaid Taxes which has not been accrued for or reserved on SPAC’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of SPAC in the ordinary course of business; and (v) all reports have been duly submitted and all conditions have been met in order to continuously avail of all tax incentives, tax holidays and preferential rates being enjoyed by SPAC with any applicable Governmental Authorities.

(c) Permanent Establishment. No claim has been made in writing (nor to SPAC’s Knowledge has any claim been made) by any Governmental Authority in a jurisdiction in which SPAC does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(d) Passive Foreign Investment Company. SPAC was not a PFIC for the taxable period ending December 31, 2020, and does not expect to be a PFIC for the taxable period ending December 31, 2021 or in any future taxable year.

(e) Closing Agreements and Consolidation. SPAC has not: (i) received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in either case that would be binding upon SPAC after the Closing Date; (ii) been during the past three years a member of any affiliated, consolidated, combined or unitary group that includes any Person other than SPAC for purposes of filing Tax Returns on net income; or (iii) had any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, or by contract (other than any commercial contract entered into the ordinary course of business and the principal purpose for which is not the allocation or sharing of Taxes).

(f) Liens. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the SPAC.

(g) Income Shifting. SPAC will not be required to include any material item or amount of income in, or exclude any material item or amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of a method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of Tax Law); (iii) prepaid amount received on or prior to the Closing Date; or (iv) installment sale or open transaction disposition made on or prior to the Closing Date.

(h) Entity Classification. SPAC is, and at all times since its formation has been, properly classified in the manner set forth on Section 5.10 of the CDL for U.S. federal and applicable state Tax purposes.

(i) Non-Income Taxes. SPAC is registered for the purposes of sales Tax, use Tax, transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, in each case in all material respects, and has complied in all material respects with all requirements relating to such Taxes.

(j) Tax Treatment. SPAC (i) has not taken any action, and it is not aware of any fact or circumstance that would reasonably be expected to prevent the Reorganization and the Merger, if taken together, from qualifying as an exchange governed by Section 351 of the Code and the Treasury Regulations thereunder, (ii) has not taken any action, and it is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger, if taken alone, from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder, and (iii) has no plan or intent for the Surviving Entity to distribute more than two-thirds (2/3rds) of SPAC’s cash assets.

5.17	Disclosure Documents.

(a) The information relating to SPAC that is provided in writing by SPAC or any of its Representatives for inclusion or incorporation by reference in the Form F-4, the Form F-6 or the Proxy Statement/Prospectus will not (i) in the case of the Form F-4 and the Form F-6, at the time the Form F-4 or the Form F-6 or any amendment or supplement thereto becomes effective and at the time of Special Meeting or (ii) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the holders of SPAC Shares and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Notwithstanding the foregoing provisions of this Section 5.17, no representation or warranty is made by SPAC with respect to information or statements made or incorporated by reference in the Form F-4, the Form F-6 or the Proxy Statement/Prospectus that were not supplied by or on behalf of SPAC.

5.18	No Other Representations and Warranties.

SPAC ACKNOWLEDGES THAT, OTHER THAN AS SET FORTH IN ARTICLE 4 (AS MODIFIED BY THE CDL) AND IN THE CERTIFICATES OR OTHER AGREEMENTS OR INSTRUMENTS DELIVERED PURSUANT HERETO, NONE OF THE UEC PARTIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, EQUITYHOLDERS, AGENTS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO SPAC OR ANY OF ITS AGENTS, REPRESENTATIVES OR AFFILIATES PRIOR TO THE EXECUTION OF THIS AGREEMENT. THE REPRESENTATIONS AND WARRANTIES MADE BY THE UEC PARTIES IN ARTICLE 4 (AS MODIFIED BY THE CDL) ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS, WARRANTIES AND STATEMENTS, INCLUDING ANY IMPLIED WARRANTIES AND OMISSIONS (EACH OF WHICH ARE HEREBY DISCLAIMED).

ARTICLE 6
Covenants

6.1	Conduct of Business of the UEC Parties.

Except as contemplated by this Agreement (including the Reorganization and any PIPE Financing) or as required by applicable Law or any COVID-19 Measures, from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (such date, the “Covenant End Date”), the UEC Parties shall and shall cause each other Group Company to, except as consented to in writing by SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), (a) conduct its business in all material respects in the ordinary course of business, consistent with past practice but subject to COVID-19 Measures and (b) use commercially reasonable efforts to preserve (i) substantially intact the business organization of the Group Companies and (ii) in all material respects the present commercial relationships with key Persons with whom the Group Companies do business. Without limiting the generality of this Section 6.1, except as contemplated by this Agreement (including the Reorganization and any PIPE Financing) or as required by applicable Law, from and after the date hereof until the Covenant End Date, the UEC Parties (to the extent they are Group Companies) shall not, and shall not permit any of the Group Companies to, directly or indirectly, do any of the following except as consented to in writing by SPAC (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) split, combine or reclassify any of their capital stock, or declare any dividend on any class of their capital stock;

(b) authorize for issuance, issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents;

(c) merge or consolidate with any Person;

(d) acquire any material assets or series of related assets, individually or in a series of related transactions, in excess of $10,000,000, other than in the ordinary course of business;

(e) make any change to its Organizational Documents;

(f) sell, lease, license, pledge, otherwise dispose of, any material properties or material assets in excess of $10,000,000 in the aggregate, other than (i) in the ordinary course of business or (ii) in connection with the Okada Manila Lease;

(g) materially change accounting policies or procedures, except as required by applicable Law or by PFRS or IFRS;

(h) make, rescind or change any material Tax election or amend any material Tax Return, settle any material Tax claim or assessment or change its residence for any Tax purpose, in each case except as required by applicable Law;

(i) take any action that would reasonably be expected to (i) prevent the Reorganization and the Merger, taken together, from qualifying as an exchange governed by Section 351 of the Code and the Treasury Regulations thereunder and (ii) prevent the Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder;

(j) terminate (other than for cause) any executive officer;

(k) except as required pursuant to the terms of any Company Benefit Plan, employment or consulting agreement, or collective bargaining agreement in effect as of the date of this Agreement, or in connection with the management bonus plan contemplated by Section 6.15(b): (i) materially increase in the aggregate the compensation and benefits provided to employees and directors; (ii) grant any equity- or equity-based awards; or (iii) become a party to, establish or adopt any collective bargaining agreement or similar agreement or arrangement with a labor union, labor organization or other employee-representative body;

(l) except as set forth on Schedule 6.1(l) of the CDL, incur or assume any Indebtedness, or issue or sell any debt securities or warrants or other rights to acquire any debt securities, other than incurring indebtedness for borrowed money (which can come from Universal Entertainment Corporation or another Person) in an aggregate amount not to exceed $50,000,000; or

(m) enter into any binding agreement committing it to take any of the foregoing actions.

6.2	Conduct of Business of SPAC.

Except as contemplated by this Agreement (including the Reorganization and any PIPE Financing), the Organizational Documents of SPAC or as required by applicable Law, from and after the date hereof until the Covenant End Date, SPAC shall, except as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (a) conduct its business in all material respects in the ordinary course of business, consistent with past practice and (b) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve in all material respects the present commercial relationships with key Persons with whom it does business. Without limiting the generality of this Section 6.2, except as contemplated by this Agreement (including the Reorganization and any PIPE Financing) or as required by applicable Law, from and after the date hereof until the Covenant End Date, SPAC shall not, directly or indirectly, do any of the following except as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) split, combine or reclassify any of its capital stock;

(b) authorize for issuance, issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents;

(c) merge or consolidate with any Person;

(d) acquire any material assets other than in the ordinary course of business;

(e) make any change to its Organizational Documents;

(f) sell, lease, license, pledge, abandon or otherwise dispose of, any material properties or material assets, other than in the ordinary course of business;

(g) materially change accounting policies or procedures, except as required by applicable Law or by GAAP;

(h) make, rescind or change any material Tax election or amend any material Tax Return, settle any material Tax claim or assessment or change its residence for any Tax purpose, in each case except as required by applicable Law;

(i) take any action that would reasonably be expected to (i) prevent the Reorganization and the Merger, taken together, from qualifying as an exchange governed by Section 351 of the Code and the Treasury Regulations thereunder and (ii) prevent the Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder;

(j) incur or assume any Indebtedness or issue or sell any debt securities or warrants or other rights to acquire any debt securities, other than (i) incurring indebtedness for borrowed money in an aggregate amount not to exceed $50,000 and (ii) Working Capital Loans in an aggregate amount not to exceed $1,500,000;

(k) take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other Transactions; or

(l) enter into any binding agreement committing it to take any of the foregoing actions.

6.3	Access to Information.

From and after the date hereof until the Covenant End Date, upon reasonable advance notice, and subject to restrictions contained in any confidentiality agreement to which SPAC or any Group Company is subject, each Group Company shall provide to SPAC and its Representatives, and SPAC shall provide to each Group Company and its Representatives, in each case, during normal business hours reasonable access to all books and records of the Group Companies or SPAC, as applicable (in a manner so as to not interfere with the normal business operations of such Person). All of such information, and all information provided by any Party prior to the date hereof in connection with the evaluation, structuring and negotiation of the Transactions, shall be treated as confidential information and will not, except as required by applicable Law or legal process, be disclosed by the recipient (other than to its Representatives who need to know such information in connection with parties’ efforts to consummate the Transactions) in any manner whatsoever and will not be used by the recipient for any purpose other than seeking to consummate the Transactions. Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the Covenant End Date, neither the Company nor any of its Affiliates (including the Group Companies), nor SPAC nor any of its Affiliates shall be required to provide access or to disclose information where such access or disclosure: (a) would violate any contract or Law to which it is a party or is subject or which it reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client and work product privileges; (b) if the Company or any of its Affiliates, on the one hand, and SPAC or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; (c) if either Party hereto reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee (provided that such Party shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access or disclosure); or (d) if it reasonably determines upon the advice of counsel that such information should not be so disclosed due to its competitively sensitive nature.

6.4	Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as practicable the Transactions (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and the approval by the applicable Governmental Authorities of the amend and restate the Organizational Documents of Parent). All of the filing fees under any Antitrust Laws or other filings with Governmental Authorities in connection with the Reorganization will be paid in full by the UEC Parties. Each Party shall make an appropriate filings and notices, if necessary, pursuant to all applicable Antitrust Laws with respect to the Transactions promptly (and in any event, within 30 days after the date of this Agreement) and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to any such Laws. Without limiting the foregoing, (i) SPAC, on the one hand, and the UEC Parties, on the other hand, and in each case including their respective Affiliates, shall not take any action that has or may have the effect of extending any waiting period or comparable period under any applicable Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Party, and (ii) except for conduct remedies in respect of the operation of the businesses of the Group Companies which are not, individually or in the aggregate, material to the operation of the businesses of the Group Companies, the UEC Parties shall not be obligated to: (A) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of (x) any entities, assets or facilities of any Group Company after the Closing or (y) any entity, facility or asset of TRA or its Affiliates before or after the Closing; (B) terminate, amend or assign existing relationships and contractual rights and obligations; or (C) amend, assign or terminate existing licenses or other agreements.

(b) In the event any Action by a Governmental Authority or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use all reasonable efforts to defend against such Action and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c) The Parties shall permit counsel for any other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Authority relating to the Transactions. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting or discussion.

6.5	Public Announcements.

SPAC, on the one hand, and the UEC Parties, on the other hand, shall not issue any press releases or make any public statements with respect to this Agreement or the Transactions without the prior written consent of the other Party, respectively, except as may be required by applicable Law or the rules or regulations of any applicable securities exchange or Governmental Authority to which the relevant Party (or its Affiliate) is subject, in which case the Party required to make the release or announcement shall use its commercially reasonable efforts to allow each other Party reasonable time to comment on such release or announcement in advance of any issuance. Each of SPAC and UEC intend to make a separate press releases announcing the execution and delivery of this Agreement, but no such press release shall be issued prior to the written approval (email being sufficient) of each of TRA and SPAC.

6.6	No Claim Against the Trust Account.

The UEC Parties acknowledge that they have read SPAC’s final prospectus, dated January 14, 2021 and other SPAC SEC Documents, the SPAC’s Organizational Documents and the Trust Agreement, and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The UEC Parties further acknowledge that, if the Transactions, or, in the event of termination of this Agreement, another Business Combination, are not consummated by January 14, 2023 or such later date as approved by the holders of SPAC Shares to complete a Business Combination, SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the UEC Parties hereby waive any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided that nothing herein shall serve to limit or prohibit the UEC Party’s right to pursue a claim against SPAC or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 9.14 for specific performance or other injunctive relief. This Section 6.6 shall survive the termination of this Agreement for any reason.

6.7	Indemnification; Directors’ and Officers’ Insurance.

(a) The UEC Parties agree that all rights to indemnification, exculpation and advancement of expenses existing as of the date of this Agreement in favor of the directors, officers, employees, fiduciaries, trustees and agents of each SPAC, as provided in SPAC’s Organizational Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the Transactions and shall continue in full force and effect and that the UEC Parties, from and after the Closing, shall cause the Group Companies to perform and discharge the Group Companies’ obligations to provide such indemnification, exculpation and advancement of expenses. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the UEC Parties, from and after the Closing, shall cause the Group Companies to advance expenses in connection with such indemnification as provided in SPAC’s Organizational Documents as in effect as of the date hereof or other applicable agreements. The indemnification, liability limitation, exculpation or advancement of expenses provisions of SPAC’s Organizational Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees, fiduciaries, trustees or agents of SPAC, unless such modification is required by applicable Law.

(b) Notwithstanding anything to the contrary in this Section 6.7, the UEC Parties agree that any indemnification, advancement of expenses or insurance available to any of the directors, officers, employees, fiduciaries, trustees and agents of SPAC by virtue of such Person’s service as a partner or employee of any investment fund or manager of any investment fund that is an Affiliate of SPAC on or prior to the Closing Date (any such Person, a “Sponsor Director”) shall be secondary to the indemnification, advancement of expenses and insurance to be provided by the Group Companies pursuant to this Section 6.7 and that the Surviving Entity and the Group Companies, and their respective Subsidiaries: (i) shall be the primary indemnitors of first resort for Sponsor Directors pursuant to this Section 6.7; (ii) shall be fully responsible for the advancement of expenses, indemnification and exculpation from liabilities with respect to Sponsor Directors which are addressed by this Section 6.7; and (iii) shall not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification or insurance available to any Sponsor Director with respect to any matter addressed by this Section 6.7.

(c) The UEC Parties shall (or shall cause the Group Companies to), at the UEC Party’s cost and expense, purchase a “tail” policy providing employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance coverage for a period of six years after the Closing Date for the benefit of those Persons who are covered by the SPAC’s employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, with respect to matters occurring prior to the Closing. Such a policy shall provide coverage that is at least equal to the coverage provided under the Group Companies’ current employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies; provided that the Group Companies may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

(d) If UEC Parties or any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of such UEC Party or such Group Company shall assume all of the obligations set forth in this Section 6.7.

(e) The directors, officers, employees, fiduciaries, trustees and agents of SPAC entitled to the indemnification, liability limitation, advancement of expenses, exculpation and insurance set forth in this Section 6.7 are intended to be third party beneficiaries of this Section 6.7. This Section 6.7 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of the UEC Parties.

6.8	Exclusive Dealing.

During the period from the date of this Agreement until the Covenant End Date, the Parties shall not, and the Parties shall cause their respective Affiliates not to, and shall direct their respective Representatives not to: (a) solicit, initiate discussions or engage in discussions with any Person, other than the other Parties hereto or their respective Affiliates, relating to the possible transaction involving any material portion of the equity or assets of the Group Companies (whether by way of merger, purchase of equity, recapitalization, purchase of assets, loan or otherwise) or an alternative Business Combination (as applicable, an “Alternative Transaction”); (b) provide non-public information or documentation with respect to the Group Companies or SPAC, as applicable, to any Person, other than SPAC, the Group Companies or their respective Affiliates or Representatives, relating to an Alternative Transaction; or (c) enter into any definitive agreement with any Person, other than SPAC, the Group Companies or their respective Affiliates, effecting an Alternative Transaction.

6.9	Transfer Taxes.

All transfer, capital gains, donor’s Taxes, documentary stamp Taxes, recording fees and other similar Taxes (including any penalties, surcharges or interest due to late payment) that are incurred and/or are imposed on any of the Parties by any Governmental Authority in connection with the Transactions shall be borne by the Parent when due. Unless otherwise required by applicable law, the Parent shall, at its own expense, timely file any and all necessary Tax Returns or other document with respect to such Taxes or fees.

6.10	No UEC Party Stockholder Approval.

The UEC Parties shall not take any action which would cause the vote of the holders of any class or series of capital stock or other equity interests of any parent company of TRA to be necessary to adopt this Agreement or to consummate any of the Transactions.

6.11	Takeover Statutes.

If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Transactions, then each of Party hereto and their respective boards of directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

6.12	Stock Exchange Listing.

(a) SPAC Listing. From the date hereof through the Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on, and for SPAC Shares to be listed on, the NCM.

(b) Listing Application. In connection with the consummation of the Transactions, Parent shall use its reasonable best efforts to cause the Parent ADSs and Parent Warrants to be listed for trading on the Nasdaq, including by submitting prior to the Closing an initial listing application with the Nasdaq (the “Listing Application”). Each of Parent and SPAC will use their respective reasonable best efforts to: (i) cause the Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto; (ii) respond as promptly as reasonably practicable to and resolve all comments received from the Nasdaq or its staff concerning the Listing Application; and (iii) have the Listing Application approved by Nasdaq as promptly as practicable after such filing. No submission of, or amendment or supplement to, the Listing Application, or response to Nasdaq comments with respect thereto, will be made by Parent without providing SPAC a reasonable opportunity to review and comment thereon. Each of Parent and SPAC will promptly notify one another upon the receipt of any comments from Nasdaq or any request from Nasdaq for amendments or supplements to the Listing Application and will, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its Representatives, on the one hand, and Nasdaq, on the other hand, and all written comments with respect to the Listing Application received from the Nasdaq and advise the other on any oral comments with respect to the Listing Application received from Nasdaq. Parent will advise SPAC, promptly after Parent receives notice thereof, of the time of the approval of the Listing Application and the approval of the Parent ADSs and Parent Warrants for listing on the Nasdaq, subject only to official notice of issuance.

6.13	Preparation of Certain Filings; SEC Matters.

(a) As promptly as practicable following the execution and delivery of this Agreement, SPAC and Parent shall use reasonable best efforts to prepare or cause to be prepared, and shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or Parent, as applicable): (i) the Form F-4, which Parent shall file with the SEC, in connection with the registration under the Securities Act of the Parent ADSs to be issued under this Agreement and the Parent Common Shares represented thereby and the effect of the Transactions on the SPAC Warrants; (ii) the Form F-6, which the ADS Depositary shall file with the SEC; and (iii) the Proxy Statement/Prospectus, which will be filed by SPAC with the SEC and which will be included in the Form F-4 as a prospectus and which will be used as a proxy statement for the Special Meeting with respect to, among other things: (A) providing holders of SPAC Shares with the opportunity to redeem SPAC Class A Common Shares (effective upon the consummation of the Transactions) by delivering an election to redeem in respect of such shares not later than 5:00 p.m. Eastern Time on the date that is at least two Business Days prior to the date of the Special Meeting (the “SPAC Shareholder Redemption”); and (B) soliciting proxies from holders of SPAC Shares to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions, including the Subscription, the Subscription Dividend, the Use of Proceeds, and the appointment of SPAC to act on behalf of the holders of SPAC Shares under the Subscription Agreement (such proposal, the “Required SPAC Shareholder Proposal”); (2) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement/Prospectus, the Form F-4 or correspondence related thereto; (3) any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (4) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (clauses (1) through (4), collectively, the “SPAC Shareholder Matters”). Without the prior written consent of Parent, the SPAC Shareholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by holders of SPAC Shares at the Special Meeting, as adjourned or postponed.

(b) Each of Parent and SPAC shall: (A) use its reasonable best efforts to cause the Form F-4, the Form F-6 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form F-4 and the Form F-6 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form F-4 and the Form F-6 effective as long as is necessary to consummate the Transactions; (B) furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Form F-4, the Form F-6 and the Proxy Statement/Prospectus; and (C) use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to holders of SPAC Shares promptly after the Form F-4 and the Form F-6 are declared effective under the Securities Act.

(c) Each of SPAC and Parent shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect to the Form F-4, the Form F-6 and the Proxy Statement/Prospectus and any amendment to the Form F-4, the Form F-6 and the Proxy Statement/Prospectus filed in response thereto. If SPAC or Parent becomes aware that any information contained in the Form F-4, the Form F-6 or the Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form F-4, the Form F-6 or the Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (A) such Party shall promptly inform the other Parties, and (B) SPAC and Parent shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) an amendment or supplement to the Form F-4, the Form F-6 and the Proxy Statement/Prospectus. SPAC and Parent shall use reasonable best efforts to cause the Form F-4, the Form F-6 and the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of SPAC Shares, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents. Each of Parent and SPAC shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that such Party receives from the SEC or its staff with respect to the Form F-4, the Form F-6 and the Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(d) SPAC shall file the Proxy Statement/Prospectus on Schedule 14A in accordance with the rules and regulations of the Exchange Act. SPAC and Parent shall use reasonable best efforts to, as promptly as practicable (A) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with applicable Law and (B) cause the Proxy Statement/Prospectus to be disseminated to holders of SPAC Shares in compliance with applicable Law.

(e) Parent agrees to, as promptly as practicable, provide the following in connection with the initial filing of the Form F-4, the Form F-6 and Proxy Statement/Prospectus with the SEC: (A) audited financial statements, including consolidated statements of income, members’ equity and cash flows of the Company and its Subsidiaries for the years ended December 31, 2020 and 2019 and consolidated balance sheets as of December 31, 2020 and 2019, in each case, prepared in accordance with IFRS and Regulation S-X and audited in accordance with the auditing standards of the PCAOB, prepared in accordance with IFRS and Regulation S-X; (B) unaudited financial statements, including a consolidated statement of income, members’ equity and cash flows of the Company and its Subsidiaries for the nine-month periods ended September 30, 2021 and 2020 and a consolidated balance sheets as of September 30, 2021 and 2020, in each case, prepared in accordance with IFRS and Regulation S-X; and (C) pro forma financial statements giving effect to the Transactions that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) (such financial statements, collectively, the “Required Parent Financial Statements”). The Parties shall be available to, and shall use reasonable best efforts to make their Representatives available to, in each case, during normal business hours and upon reasonable advanced notice, the other Parties and their Representatives in connection with (I) the drafting of the Form F-4, the Form F-6 and Proxy Statement/Prospectus, and (II) responding in a timely manner to comments on the Form F-4, the Form F-6 and Proxy Statement/Prospectus from the SEC.

(f) From and after the date on which Proxy Statement/Prospectus is mailed to holders of SPAC Shares, if either SPAC or any UEC Party, or any of their respective Affiliates, officers or directors, discovers that the Form F-4, the Form F-6 or the Proxy Statement/Prospectus contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly inform the other Parties and each of the Parties shall cooperate reasonably in connection with (i) preparing an appropriate amendment or supplement describing or correcting such information or statements and (ii) promptly filing with the SEC and, to the extent required by Law, disseminating such information to holders of SPAC Shares.

6.14	Special Meeting.

SPAC shall use its reasonable best efforts to market and promote (subject to compliance with applicable Laws) the Transactions to holders of SPAC Shares and to obtain the approval of SPAC Shareholder Matters at the Special Meeting, as adjourned or postponed, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of SPAC Shareholder Matters and taking all other actions (in SPAC’s discretion or reasonably requested by the UEC Parties) necessary or advisable to secure the approval of SPAC Shareholder Matters. SPAC shall include the SPAC Board Recommendation in the Proxy Statement/Prospectus. The board of directors of SPAC shall not change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation for any reason. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Shareholder Matters shall not be affected by any intervening event or circumstance, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting, and submit for the approval of holders of SPAC Shares, the SPAC Shareholder Matters, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than 10 days (without the Company’s prior written consent): (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the board of directors of SPAC has determined in good faith is required by applicable Law is disclosed to holders of SPAC Shares and for such supplement or amendment to be promptly disseminated to holders of SPAC Shares prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient SPAC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from holders of SPAC Shares for purposes of obtaining approval of the Required SPAC Shareholder Proposal; provided that in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved; provided, further, that in no event shall SPAC postpone or adjourn the Special Meeting more than three times without Parent’s prior consent.

6.15	Incentive Equity; Management Transaction Pool.

(a) Prior to the Closing Date, Parent shall approve and, as promptly as possible following the Closing Date, adopt an incentive equity plan to incentivize its and its Subsidiaries’ directors, officers and other employees with a total pool of awards of Parent common stock not exceeding 10% of the aggregate number of Parent Common Shares outstanding at the Closing (the “Incentive Equity Plan”), with the form of the Incentive Equity Plan to be agreed between Parent and SPAC. As soon as practicable following the Closing, Parent shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Parent Common Shares issuable under the Incentive Equity Plan.

(b) Prior to the Closing, Parent shall, in consultation with SPAC, approve and adopt a management bonus plan, to be effective as of and conditional upon the occurrence of the Closing, providing for up to 750,000 Parent ADSs, with such Parent ADSs to be allocated by Parent, in consultation with SPAC, to executives and management of the Company.

(c) For avoidance of doubt, neither the Incentive Equity Plan nor Parent ADSs associated with the management bonus plan shall be included in the calculation of the holdings of Parent ADSs or Parent Common Shares by TRA pursuant to Section 3.5.

6.16	PIPE Subscriptions.

The Parties shall, and shall cause their respective Affiliates to, use reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable (a) to obtain executed subscription agreements, which shall have terms, and be in a form, mutually agreed by both SPAC and Parent, from investors mutually selected by SPAC and Parent (the “PIPE Investors”) pursuant to which the PIPE Investors commit to make private investments in public equity in the form of Parent ADS (or such other securities mutually agreed to by both SPAC and Parent) at the Closing in an amount to be mutually agreed by the Parties (the “PIPE Financing”), and (b) to consummate the PIPE Financing substantially concurrently with the Closing. From the date hereof until the Closing Date, SPAC and the Company shall, and shall cause their respective financial advisors and legal counsel to, keep each other and their respective financial advisors and legal counsel reasonably informed with respect to the PIPE Financing.

6.17	Parent Organizational Documents.

The relevant UEC Parties shall, as promptly as practicable after the date hereof, amend and restate the Organizational Documents of Parent to be consistent with those set forth in Exhibit E, as may be further amended by mutual consent of Parent and SPAC (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law or stock exchange listing rules.

6.18	Okada Manila Lease.

The Parties agree that prior to the Closing the Okada Manila Lease shall be amended or otherwise modified as mutually agreed by the Parties hereto (such agreement not to be unreasonably withheld, conditioned or delayed) to exclude undeveloped land on the opposite side of the road surrounding the leased land where the Company building is located.

6.19	Subscription Dividend.

Prior to the Closing, SPAC shall declare a dividend in the amount of 0.05 PHP per SPAC Share, with a record date of immediately prior to the Effective Time. SPAC shall hold such dividend in trust for its shareholders and shall remit such dividend to Parent immediately after the Closing in connection with the performance of its and its shareholders’ obligations under the Subscription Agreement. SPAC shall ensure that the Subscription Dividend complies with all applicable DGCL requirements, including the availability of surplus after giving effect to the SPAC Shareholder Redemption. Immediately following the Subscription, Parent shall contribute the Subscription amount to SPAC as a capital contribution (the “Parent Contribution”). If SPAC is unable to ensure that the Subscription Dividend is compliant with the DGCL, then the parties shall negotiate in good faith to determine an alternative procedure for funding the payment obligations under the Subscription Agreement, which may include a loan by SPAC to the holders of SPAC Shares (an “Alternative Subscription Funding Process”) and all references to the Subscription Dividend shall refer to the Alternative Subscription Funding Process, mutandis mutatis.

6.20	Board Issues.

(a) In connection with the consummation of the Transactions, SPAC shall deliver to the UEC Parties at Closing written resignations of each of the members of the board of directors of SPAC and each of the officers of SPAC to be effective at the Effective Time.

(b) As of the Effective Time, the board of directors of Parent shall be set at seven members, with five designated by TRA and two designated by SPAC. SPAC shall use commercially reasonable efforts to designate individuals who will be considered independent directors pursuant to applicable Law and stock exchange listing rules.

6.21	PFIC.

The UEC Parties shall use commercially reasonable efforts to prevent any Group Company from becoming a PFIC. In the event that the UEC Parties determine that a Group Company is classified as a PFIC, UEC Parties shall promptly notify the equityholders of Parent in writing of such determination, and timely provide in such taxable year and any subsequent taxable year (i) all information that a person making a “qualified electing fund” election (as defined in the Code) is required to obtain for U.S. federal income tax purposes, and (ii) a “PFIC Annual Information Statement” as described in U.S. Treasury Regulations Section 1.1295-1 (or any successor Internal Revenue Service release or U.S. Treasury Regulation), including all representations and statements required by such statement.

ARTICLE 7
Conditions to Consummation of the Transactions

7.1	Conditions to the Obligations of the Parties.

The obligations of the Parties to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a) no Order (including a temporary restraining Order or preliminary injunction) issued by a Governmental Authority of competent jurisdiction preventing the consummation of the Transactions shall be in effect;

(b) the Required SPAC Shareholder Approval shall have been obtained;

(c) the Form F-4 and the Form F-6 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form F-4 or the Form F-6, and no proceeding seeking a stop order shall have been initiated or threatened by the SEC which remains pending;

(d) the Parent ADSs and Parent Warrants (and the Parent ADSs represented thereby) shall be approved for listing on Nasdaq upon official notice of issuance thereof;

(e) the Reorganization, including the receipt of any approval of BSP and any other Governmental Authority required in connection thereof, shall have been completed in accordance with the Reorganization Step Plan (as the same may be modified in accordance with the terms of this Agreement);

(f) the Organizational Documents of Parent shall have been amended in accordance with Section 6.17; and

(g) the Subscription Dividend shall have been declared and distributed (or the Alternative Subscription Funding Process shall have been implemented) and the obligations under the Subscription Agreement shall be performed (or will be performed simultaneously with the Closing).

7.2	Other Conditions to the Obligations of SPAC.

The obligations of SPAC to consummate the Transactions are subject to the satisfaction or waiver by SPAC of the following further conditions:

(a) (i) each of the representations and warranties of the UEC Parties contained in Section 4.1(a), Section 4.2, Section 4.4 and Section 4.20 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; (ii) the representations and warranties contained in Section 4.25 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date; and (iii) each of the representations and warranties of the Company set forth in Article 4 other than those listed in clauses (i) and (ii) of this Section 7.2(a) (provided, in each case, that the qualifications as to “materiality” and “Group Company Material Adverse Effect” (and similar qualifications) contained in such representations and warranties shall not be given effect (other than in Section 4.9(a))) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except to the extent (A) in the case of clauses (i) and (ii), such representations and warranties are made on and as of a specified date, in which case the same shall on the Closing Date be true and correct as of the specified date and (B) in the case of clause (ii), the failure of such representations and warranties to be true and correct as of such dates would not have a Group Company Material Adverse Effect;

(b) each of the UEC Parties shall have performed in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date; provided that, for purposes of this clause (b), a covenant the UEC Parties shall only be deemed to have not been performed if the UEC Parties have materially breached such material covenant and failed to cure within thirty (30) days after written notice thereof from SPAC;

(c) no event or events shall have occurred since the date of this Agreement which individually or in the aggregate constitutes a Group Company Material Adverse Effect; and

(d) each of the UEC Parties shall have delivered to SPAC a certificate of an authorized officer of such UEC Party, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied.

7.3	Other Conditions to the Obligations of the UEC Parties.

The obligations of the UEC Parties to consummate the Transactions are subject to the satisfaction or waiver by the UEC Parties of the following further conditions:

(a) (i) each of the representations and warranties of SPAC contained in Section 5.1, Section 5.2, Section 5.4 and Section 5.11 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date and (ii) each of the representations and warranties of SPAC set forth in Article 5 other than those listed in clause (i) of this Section 7.3(a) (provided, in each case, that the qualifications as to “materiality” and “SPAC Material Adverse Effect” (and similar qualifications) contained in such representations and warranties shall not be given effect) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except to the extent (A) in the case of clauses (i) and (ii), such representations and warranties are made on and as of a specified date, in which case the same shall on the Closing Date be true and correct as of the specified date and (B) in the case of clause (iii), the failure of such representations and warranties to be true and correct as of such dates would not have a SPAC Material Adverse Effect;

(b) SPAC shall have performed in all material respects with all covenants required to be performed with by it under this Agreement on or prior to the Closing Date; provided that, for purposes of this clause (b), a covenant SPAC shall only be deemed to have not been performed if SPAC materially breached such material covenant and failed to cure within thirty (30) days after written notice thereof from the UEC Parties;

(c) no event or events shall have occurred since the date of this Agreement which individually or in the aggregate constitutes a SPAC Material Adverse Effect; and

(d) SPAC shall have each delivered to the UEC Parties a certificate of an authorized officer of SPAC, as applicable, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

7.4	Frustration of Closing Conditions.

No Party may rely on the failure of any condition set forth in this ARTICLE 7 to be satisfied if such failure was caused by such Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.4.

ARTICLE 8
Termination

8.1	Termination.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by SPAC, if (i) any of the representations and warranties of the UEC Parties set forth in ARTICLE 4 shall not be true and correct such that the condition to Closing set forth in Section 7.2(a)) would not be satisfied and the breach or breaches causing such representations or warranties not to be so true and correct is not cured, if capable of being cured, within the earlier of (A) 30 days after written notice thereof is delivered to the UEC Parties by SPAC and (B) two Business Days prior to the Termination Date, or (ii) if any of the covenants of the Company set forth in this Agreement shall not have been performed and complied with such that the condition to Closing set forth in Section 7.2(b) would not be satisfied and the failure to comply or perform with such covenants is not cured, if capable of being cured, within the earlier of (A) 30 days after written notice thereof is delivered to the UEC Parties by SPAC and (B) two Business Days prior to the Termination Date; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if SPAC is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied;

(c) by TRA, if (i) any of the representations and warranties of SPAC set forth in ARTICLE 5 shall not be true and correct such that the condition to Closing set forth in Section 7.3(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be so true and correct is not cured, if capable of being cured, within the earlier of (A) 30 days and after written notice thereof is delivered to SPAC by any of the UEC Parties and (B) two Business Days prior to the Termination Date, or (ii) if any of the covenants of SPAC set forth in this Agreement shall not have been performed and complied with such that the condition to Closing set forth in Section 7.3(b) would not be satisfied and the failure to comply or perform with such covenants is not cured, if capable of being cured, within the earlier of (A) 30 days after written notice thereof is delivered to SPAC by any of the UEC Parties and (B) two Business Days prior to the Termination Date; provided that TRA shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied;

(d) by either TRA or SPAC, if the Transactions shall not have been consummated by July 1, 2022 (the “Termination Date”); provided that a Party shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the failure to consummate the Transactions by such date is primarily the result of a breach by such Party or its Affiliates of it representations, warranties, obligations or covenants under this Agreement;

(e) by either SPAC or TRA, if any Governmental Authority shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to a Party if the issuance of such Order was primarily due to the failure of such Party to comply with agreements or covenants in this Merger Agreement; or

(f) by either SPAC or TRA if the Required SPAC Shareholder Approval is not obtained at the Special Meeting.

8.2	Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of any Party or their respective Non-Party Affiliates) with the exception of (i) the provisions of this Section 8.2, Section 6.6 and ARTICLE 9 each of which provisions shall survive such termination and remain valid and binding obligations of the Parties and (ii) any liability of any Party for any Willful Breach of this Agreement prior to such termination. The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement.

(b) In the event that this Agreement is terminated pursuant to Section 8.1(b) or Section 8.1(d) (if, at such time, SPAC could have terminated pursuant to Section 8.1(b)), Parent shall reimburse all reasonable and documented out-of-pocket Transaction Expenses (other than Deferred Underwriting Fees, any fees and expenses associated with SPAC’s initial public offering and ordinary course operating expenses not directly related to the Transactions, and repayment of Working Capital Loans) incurred by SPAC; provided, in no event shall the Parent’s reimbursement of such Transaction Expenses exceed, in the aggregate, $5,000,000. The payment of such Transactions Expenses shall be made or on behalf of Parent by wire transfer of immediately available funds within three Business Days after SPAC delivers to Parent a statement setting forth the amount of, and payment instructions for, such Transaction Expenses incurred by SPAC, in each case, including reasonable supporting detail therefor.

(c) The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement.

ARTICLE 9
Miscellaneous

9.1	Entire Agreement; Assignment; Amendment.

This Agreement, together with all exhibits and schedules hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof, and together with the other Transaction Documents, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of TRA and SPAC. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.1 shall be void. This Agreement may be amended or modified only by a written agreement executed and delivered by the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any amendment by any Party or Parties effected in a manner which does not comply with this Section 9.1 shall be void.

9.2	Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by E-mail, or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To SPAC:
26 Capital Acquisition Corp.
701 Brickell Avenue
Suite 1550,
Miami, Florida 33131
Attention:	Jason Ader
E-mail:	jader@aderinv.com

with a copy (which shall not constitute notice to SPAC) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:	Jeffrey Symons
E-mail:	jeffrey.symons@srz.com

To the UEC Parties:
Universal Entertainment Corporation
Ariake Frontier Building A 3-7-26 Ariake
Koto-ku, Tokyo 135-0063, Japan
Japan
Attention:	Toji Takeuchi
E-mail:	toji.takeuchi@hq.universal-777.com
Tiger Resort, Leisure and Entertainment, Inc.
New Seaside Drive, Entertainment City, Barangay Tambo
Paranaque City 1701 Metro Manila, Philippines
Attention:	Hans Van Der Sande
E-mail:	hans.vandersande@okadamanila.com

with a copy (which shall not constitute notice to the UEC Parties) to:

Baker McKenzie LLP
Ark Hills Sengokuyama Mori Tower, 28th Floor
1-9-10, Roppongi, Minato-ku
Tokyo 106-0032
Japan
Attention:	Ryutaro Oka
E-mail:	ryutaro.oka@bakermckenzie.com
Attention:	Akifusa Takada
E-mail:	akifusa.takada@bakermckenzie.com

Baker McKenzie LLP
452 Fifth Avenue
New York, New York 10018
United States
Attention:	Derek Liu
E-mail:	derek.liu@bakermckenzie.com
Attention:	Michelle Heisner
E-mail:	michelle.heisner@bakermckenzie.com
Attention:	Steven Canner
E-mail:	steven.canner@bakermckenzie.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9.3	Governing Law.

This Agreement, together with any and all disputes or Actions arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

9.4	Fees and Expenses.

Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own Transaction Expenses incurred in connection with this Agreement and the Transactions; provided that, if the Closing shall occur, Parent shall pay (or reimburse) all Transaction Expenses incurred by SPAC and the Group Companies in connection with this Agreement and the Transactions.

9.5	Construction.

The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement.

9.6	Exhibits and Schedules.

All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

9.7	Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.7 and Section 9.15, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.8	Extension; Waiver.

At any time prior to the Closing, TRA may: (a) extend the time for the performance of any of the obligations or other acts of SPAC contained herein; (b) waive any inaccuracies in the representations and warranties of SPAC contained herein or in any document, certificate or writing delivered by SPAC pursuant hereto; or (c) waive compliance by SPAC with any of the agreements or conditions contained herein, as applicable. At any time prior to the Closing, SPAC may: (i) extend the time for the performance of any of the obligations or other acts of any of the UEC Parties contained herein; (ii) waive any inaccuracies in the representations and warranties of the UEC Parties contained herein or in any document, certificate or writing delivered by any of the UEC Parties pursuant hereto; or (iii) waive compliance by the UEC Parties with any of the agreements or conditions contained herein, as applicable. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

9.9	Severability.

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.10	Counterparts; Facsimile Signatures.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

9.11	Non-Survival of Representations, Warranties and Covenants.

The representations and warranties of the UEC Parties and SPAC contained in this Agreement and in any certificate delivered pursuant hereto shall terminate and be of no further force or effect at Closing (and no Party shall have liability thereunder at or after the Closing). The covenants and agreements of the UEC Parties and SPAC contained in this Agreement that by their terms are to be performed prior to the Closing shall terminate and be of no further force or effect at Closing (and no Party shall have liability thereunder at or after the Closing). Notwithstanding the foregoing, nothing herein shall be deemed to limit the liability of a Party for actual fraud by such Party.

9.12	WAIVER OF JURY TRIAL.

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.13	Jurisdiction and Venue.

Each of the Parties: (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or U.S. federal court within the State of Delaware) (and appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement; (b) agrees that all claims in respect of such action or Action may be heard and determined in any such court; and (c) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law. Each Party agrees that a final, non-appealable judgment in any action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

9.14	Remedies.

Any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not fully and timely perform their respective obligations under or in connection with this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without proof of damages and without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. In any dispute arising out of or related to this Agreement or any other Transaction Document contemplated hereby, or any Transaction, the applicable adjudicating body shall award to the prevailing party, if any, the reasonable and documented out-of-pocket costs and external attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and external attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

9.15	Non-Recourse.

All claims or causes of action (whether in contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the entities that are expressly identified as parties hereto and thereto. No Person who is not a named party to this Agreement or the other Transaction Documents, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Documents (collectively, “Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Documents (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Document (as the case may be) or the negotiation or execution hereof or thereof; and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

[Signature Pages to Follow.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written

Tiger Resort Asia Ltd.

By:	/s/ Kenshi Asano
Name:	Kenshi Asano
Title:	Director

Okada Manila International, Inc.

By:	/s/ Byron Yip
Name:	Byron Yip
Title:	President and Chief Operating Officer

Project Tiger Merger Sub, Inc.

By:	/s/ Byron Yip
Name:	Byron Yip
Title:	President and Director

Tiger Resort, Leisure and Entertainment, Inc.

By:	/s/ Byron Yip
Name:	Byron Yip
Title:	President

26 Capital Acquisition Corp.

By:	/s/ Jason Ader
Name:	Jason Ader
Title:	Chief Executive Officer